SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MANULIFE FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

CANADA (State or other jurisdiction of incorporation or organization)	6311 (Primary Standard Industrial Classification Code Number)	98-0361647 (I.R.S. Employer Identification No.)

Manulife Financial Corporation Attention: Corporate Secretary 200 Bloor Street East, NT-10 Toronto, Ontario Canada M4W 1E5 Telephone: 416-926-3000		Angela Shaffer Attention: Corporate Secretary 200 Bloor Street East, NT-10 Toronto, Ontario Canada M4W 1E5 Telephone: 416-926-3000

(Name, address and telephone number of Registrant’s principal executive office)		(Name, address and telephone number of agent for service)
Copies to:
Alan H. Paley
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
(212) 909-6000
Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective as determined by market conditions and other factors.
If only securities being registered on the Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class	Amount to be	Offering Price	Aggregate Offering	Amount of
of Securities to be Registered	Registered	Per Security (1)	Price (1)	Registration Fee
Common Shares, no par value	20,000,000	$17.075	$341,500,000	$19,055.70

(1)	Estimated solely for the purpose of calculating the registration fee based upon the average of the high and low prices reported for the common shares on the New York Stock Exchange on May 1, 2009, pursuant to Rule 457(c).
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
MANULIFE FINANCIAL CORPORATION
DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN FOR U.S. SHAREHOLDERS
20,000,000 Common Shares
     This prospectus relates to common shares that Manulife Financial Corporation, which we refer to as MFC, may offer and sell from time to time to our shareholders who are resident in the United States or who are U.S. persons as defined in Regulation S under the U.S. Securities Act of 1933, as amended, or the Securities Act, and which we refer to collectively as U.S. shareholders, pursuant to the Manulife Financial Corporation Dividend Reinvestment and Share Purchase Plan for U.S. Shareholders, which we refer to as the Plan. The Plan replaces the Investor Services Program for U.S. Resident Shareholders of Manulife Financial Corporation, which has been terminated, and participants who reinvested dividends under that program as of May 7, 2009 are automatically enrolled in the reinvestment of dividends under this Plan. Participants should retain this prospectus for future reference.
PLAN HIGHLIGHTS
     The Plan offers our U.S. shareholders a cost-effective and convenient means to purchase our common shares through the reinvestment on a regular basis of dividends paid on our common shares, and through optional cash purchases of additional common shares. The Plan allows U.S. shareholders to:
•	Automatically reinvest in additional common shares of MFC all or part of the cash dividends, less any applicable Canadian withholding tax, paid on the MFC common shares they hold, without paying any brokerage commissions or trading and transaction fees and, at certain times, at a discount to the market price of up to 5%;
•	Purchase additional common shares of MFC through optional cash payments on dates when we pay cash dividends on our common shares, without paying any brokerage commissions or trading and transaction fees;

•	Deposit common shares with the Plan Administrator for safekeeping; and

•	Sell the common shares they hold in the Plan.
     Common shares purchased pursuant to the Plan will, at our election, be purchased either on the open market or directly from us. The price for common shares purchased under the Plan will be calculated according to the terms of the Plan as described in this prospectus. The amount of any cash dividends paid in respect of common shares of U.S. residents will be subject to, and before reinvestment will be reduced by, any applicable Canadian withholding tax, which as of the date of this prospectus is equal to 15% of the gross dividend amount for U.S. residents who meet certain criteria. See “Canadian Federal Income Tax Considerations” for more information.
     Investing in our common shares involves risks. You should consider certain risk factors before enrolling in the Plan. See “Risk Factors” on page 2 of this prospectus and in the documents incorporated by reference in this prospectus for more information.
     Our common shares are listed for trading principally on the Toronto Stock Exchange, or the TSX, and the New York Stock Exchange, or the NYSE, in each case under the symbol “MFC.” On May 6, 2009, the last reported sales price of our common shares was Cdn$22.74 on the TSX and $19.54 on the NYSE.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 7, 2009.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	iv
CAUTION REGARDING FORWARD-LOOKING STATEMENTS	iv
EXCHANGE RATE INFORMATION	vi
MANULIFE FINANCIAL CORPORATION	vi
SUMMARY	1
RISK FACTORS	2
USE OF PROCEEDS	2
DESCRIPTION OF THE PLAN	2
1. What is the Plan?	2
2. Who is eligible to participate in the Plan?	3
3. Are there limitations on participation in the Plan other than those described above?	3
4. What key features does the Plan offer?	3
5. What are some of the advantages and disadvantages of the Plan?	4
6. What are some of the key differences between this Plan and the Former Plan?	6
7. Are cash dividends paid on common shares by MFC subject to Canadian withholding tax?	7
8. Who is the Plan Administrator and what does the Plan Administrator do?	7
9. How do I contact the Plan Administrator?	7
10. How do I enroll in the Plan if my common shares are registered in my name?	8
11. How do I participate in the Plan if my common shares are held in “street name,” which means that the shares are registered in the name of a broker, bank or other nominee?	8
12. How do I enroll if I am not currently a shareholder?	9
13. What are the fees associated with participation in the Plan?	9
14. What are my dividend reinvestment options?	9
15. When are dividends paid and when are the record dates for dividend payments?	10
16. When will my dividend reinvestment begin?	10

i

MARKET PRICE INFORMATION	34
WHERE YOU CAN FIND MORE INFORMATION	35
INCORPORATION OF INFORMATION WE FILE WITH THE SEC	35
EXPENSES	36
EXPERTS	36
LEGAL OPINIONS	36

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, relating to our common shares to be offered and sold pursuant to the Plan. This prospectus does not include all of the information in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and certain information that we file later with the SEC will automatically update and supersede this information. See “Incorporation of Information We File with the SEC.” The registration statement containing this prospectus, including exhibits to the registration statement, together with the documents incorporated by reference in this prospectus, provides additional information about us, the Plan and the common shares offered. Before you invest, you should read this prospectus together with the information incorporated by reference and the additional information described below under the heading “Where You Can Find More Information.” You should refer to the registration statement and the exhibits to the registration statement for further information.
     No person has been authorized to provide any information or to make any representation, other than those contained or incorporated by reference in this prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by MFC. Neither the delivery of this prospectus nor any sale made pursuant to this prospectus shall under any circumstances create any implication that there has been no change in the affairs of MFC since the date of this prospectus or that the information contained or incorporated by reference in this prospectus is correct as of any time subsequent to the date of such information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.
     In this prospectus, unless otherwise specified or the context otherwise requires, references to “MFC,” “Manulife,” “the company,” “we,” “our,” “ours” and “us” refer to MFC. Unless otherwise specified, financial information of MFC included and incorporated by reference in this prospectus is prepared using generally accepted accounting principles in Canada, which we refer to as Canadian GAAP.
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of the “safe harbour” provisions of Canadian provincial securities laws and the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, MFC’s objectives, goals, strategies, intentions, plans, beliefs, expectations and estimates, and can generally be identified by the use of words such as “may”, “will”, “could”, “should”, “would”, “suspect”, “outlook”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “plan”, “forecast”, “objective”, “continue” and “endeavour” (or the negative thereof) and words and expressions of similar import, and include statements concerning possible or assumed future results of MFC. Although MFC believes that the expectations reflected in such forward-looking statements are reasonable, such statements involve risks and uncertainties, and undue reliance should not be placed on such statements. Certain material factors or assumptions are applied in making forward-looking statements, and actual results may differ materially from those expressed or implied in such statements.

     Important factors that could cause actual results to differ materially from expectations include but are not limited to:
•	general business and economic conditions (including but not limited to performance of equity markets, interest rate fluctuations, currency rates, investment losses and defaults, movements in credit spreads, market liquidity and creditworthiness of guarantors and counterparties);

•	level of competition and consolidation;

•	changes in laws and regulations;

•	liquidity of MFC including the availability of financing to satisfy existing financial liabilities on their expected maturity dates when required;

•	accuracy of information received from counterparties and the ability of counterparties to meet their obligations;

•	accuracy of accounting policies and actuarial methods used by MFC;

•	ability to maintain MFC’s reputation;

•	legal and regulatory proceedings;

•	the ability to adapt products and services to the changing market;

•	the ability to implement effective hedging strategies;

•	the ability to attract and retain key executives;

•	the ability to complete acquisitions including the availability of equity and debt financing when required for this purpose;

•	the ability to execute strategic plans;

•	the disruption of or changes to key elements of MFC’s or public infrastructure systems; and

•	environmental concerns.
     Additional information about material factors that could cause actual results to differ materially from expectations and about material factors or assumptions applied in making forward-looking statements may be found in this prospectus under “Risk Factors” as well as under “Risk Factors” in MFC’s most recent annual information form (which is contained in MFC’s most recent annual report filed with the SEC), under “Risk Management” and “Critical Accounting and Actuarial Policies” in the management’s discussion and analysis in MFC’s most recent annual and interim reports, in the “Risk Management” note to the consolidated financial statements in MFC’s most recent annual and interim reports, and elsewhere in MFC’s filings with Canadian and U.S. securities regulators. MFC does not undertake to update any forward-looking statement that is contained in this prospectus or the documents incorporated by reference in this prospectus except as required by law.

v

EXCHANGE RATE INFORMATION
     We publish our consolidated financial statements in Canadian dollars. Unless otherwise specified, all dollar amounts contained in this prospectus are expressed in U.S. dollars, and references to “dollars” or “$” are to U.S. dollars and all references to “Cdn$” are to Canadian dollars.
     The noon rate of exchange for one Canadian dollar to U.S. dollars as certified for customs purposes by the Federal Reserve Bank of New York, which we refer to as the Federal Reserve Bank of New York noon rate, on May 6, 2009 was Cdn$1.00 = $0.8528.
     The following table sets forth: (i) the rates of exchange for Canadian dollars, expressed in U.S. dollars, in effect at the end of the periods indicated; (ii) the average of the exchange rates in effect on the last day of each month during such periods; (iii) the low rate of exchange in effect during such periods; and (iv) the high rate of exchange in effect during such periods, such rates in each case based on the Federal Reserve Bank of New York noon rate. The average rate means the average of the exchange rates on the last day of each month during a year.

	Year ended December 31,
	2008	2007	2006	2005	2004
End of period	0.8170	1.0120	0.8582	0.8579	0.8310
Average for the period	0.9431	0.9361	0.8821	0.8262	0.7701
Low for the period	0.7710	0.8437	0.8528	0.7872	0.7158
High for the period	1.0291	1.0908	0.9100	0.8690	0.8493
MANULIFE FINANCIAL CORPORATION
     MFC provides a wide range of financial products and services, including individual life and long-term care insurance, group life and health insurance, pension products, annuities and mutual funds. These services are provided to individual and group customers in the United States, Canada, Asia and Japan. Funds under management by MFC were Cdn$404 billion as at December 31, 2008. MFC also provides investment management services with respect to MFC’s general fund assets, segregated fund assets and mutual funds, as well to institutional investment customers. MFC also offers reinsurance services, primarily life and accident and health reinsurance, specializing in retrocession.
     As of December 31, 2008, MFC operated in 19 countries and territories worldwide. MFC’s business is organized into four operating divisions: U.S. Division, Canadian Division, Asia and Japan Division and Reinsurance Division. In addition, asset management services are provided by MFC’s Investment Division, operating as MFC Global Investment Management. Each division has profit and loss responsibility and develops products, services, distribution and marketing strategies based on the profile of its business and the needs of its market. The U.S. Division is comprised of two reporting segments: U.S. Insurance and U.S. Wealth Management. The external asset management business of the Investment Division is reported under the Corporate and Other reporting segment.
     MFC was incorporated under the Insurance Companies Act (Canada), or the ICA, in 1999 for the purpose of becoming a holding company of The Manufacturers Life Insurance Company, which we refer to as MLI and which was founded in 1887. As a mutual life insurance company, MLI had no common shareholders and its board of directors was elected by its participating policyholders. In September 1999, MLI implemented a plan of demutualization and converted into a life insurance company with common shares and became a wholly-owned subsidiary of MFC. Following completion of MFC’s merger with John Hancock Financial Services, Inc., which we refer to as John Hancock, in April 2004, MLI and John

Hancock became sister companies. MFC owns all of the outstanding common shares of MLI and indirectly owns all of the outstanding shares of common stock of John Hancock. MFC’s head office and registered office is located at 200 Bloor Street East, Toronto, Ontario, Canada M4W 1E5 (Tel. No. 416-926-3000).

SUMMARY
     This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that you should consider before deciding to participate in the Plan. We urge you to read this entire prospectus carefully, including the risks described under “Risk Factors” and in any documents incorporated by reference into this prospectus. For a detailed description of the Plan, see “Description of the Plan.”
     The Plan allows our U.S. shareholders to increase their holdings of our common shares by reinvesting the cash dividends paid on the common shares they hold and by making optional cash purchases of additional common shares. The Plan replaces the Investor Services Program for U.S. Resident Shareholders of Manulife Financial Corporation, which we refer to as the Former Plan.
Eligibility. The Plan is open to our shareholders who are resident in the United States or are U.S. persons and hold at least one whole common share in MFC.
Participants in the Former Plan. If you reinvested dividends under the Former Plan as of May 7, 2009, the date on which this Plan became effective, you are automatically enrolled in the reinvestment of dividends under this Plan in the same manner and to the same extent that you reinvested dividends in the Former Plan, and no further action on your part is required to reinvest your dividends under this Plan. You may at any time change or terminate your reinvestment of dividends in accordance with the terms of the Plan. This prospectus describes important differences between this Plan and the Former Plan, including changes with respect to optional cash purchases.
Plan highlights.
•	Automatic dividend reinvestment. U.S. shareholders may automatically reinvest in additional common shares of MFC all or part of any cash dividends, less any applicable Canadian withholding tax, paid on the common shares they hold, at certain times at a discount to be determined by us to the market price of up to 5%.
•	Optional cash purchases. U.S. shareholders who reinvest their dividends under the Plan may also make optional cash purchases of our common shares. These purchases may be made on each date on which we pay cash dividends on our common shares.
•	Sell shares. Plan participants may elect at any time to sell some or all of their common shares held by the Plan Administrator by submitting a request and other required information to the Plan Administrator.
•	Share safekeeping. Plan participants may deposit the common share certificates for any or all of the common shares they own with the Plan Administrator for safekeeping at no charge.
Source and price of common shares. Common shares purchased under the Plan will be purchased, at our election, either on the open market or directly from us. The price for common shares purchased under the Plan will be calculated according to the terms of the Plan as described in this prospectus.
Fees. We will be responsible for all administrative costs of the Plan and any brokerage commissions and trading and transaction fees and other expenses incurred by the Plan Administrator in connection with the reinvestment of dividends and optional cash purchases. Plan participants will be responsible for certain other fees and expenses as described in this prospectus.

RISK FACTORS
     Before you decide to participate in the Plan and invest in our common shares, you should be aware of the following material risks in making such an investment. You should consider carefully this risk factor together with all risk factors and information included or incorporated by reference in this prospectus, including the risks factors contained in our most recent annual report filed with the SEC, before you decide to participate in the Plan and purchase our common shares. In addition, you should consult your own financial, tax and legal advisors before making an investment in our common shares.
Risks Related to the Plan
     You will not know the price of the common shares you are purchasing or selling under the Plan at the time you elect to reinvest your dividends, purchase additional common shares or instruct the Plan Administrator to sell your shares.
     The price of our common shares may fluctuate between the time you decide to reinvest in, purchase or sell common shares under the Plan and the time of the actual reinvestment, purchase or sale. In addition, during this time period, you may become aware of additional information that might affect your investment decision.
     The Bank of New York Mellon, which we refer to as the Plan Administrator, administers the Plan along with its affiliate BNY Mellon Shareowner Services. If you instruct the Plan Administrator to sell common shares under the Plan, you will not be able to direct the date, time or price at which your common shares are sold. The price of our common shares may decline between the time you decide to sell your common shares and the time of actual sale.
USE OF PROCEEDS
     We will receive proceeds from the sale of common shares that the Plan Administrator purchases directly from us. We will not receive proceeds from the sale of common shares that the Plan Administrator purchases on the open market. We intend to use the proceeds we receive from the sale of common shares offered by this prospectus for general corporate purposes.
DESCRIPTION OF THE PLAN
     This prospectus, including the following questions and answers, explains and constitutes the Plan, as authorized in resolutions adopted by our board of directors. This Plan replaces the Former Plan, and this prospectus constitutes notice of termination of the Former Plan. If you reinvested dividends under the Former Plan as of May 7, 2009, the date on which this Plan became effective, you are automatically enrolled in the reinvestment of dividends under this Plan in the same manner and to the same extent that you reinvested dividends under the Former Plan, and no further action on your part is required to reinvest your dividends under this Plan. However, you may at any time change or terminate your participation, in accordance with the terms of the Plan as described below.
1.  What is the Plan?
     The Plan enables our shareholders who are resident in the United States or who are U.S. persons, as that term is defined in Regulation S of the Securities Act, which we refer to collectively as U.S. shareholders, to increase their holdings of our common shares. Participants may purchase our common shares with the cash dividends, if any, paid on the common shares they hold, less any applicable Canadian withholding tax, and may also make optional cash purchases of additional common shares.
2.  Who is eligible to participate in the Plan?
     The Plan is available to our registered shareholders who are resident in the United States or are U.S. persons, and who hold at least one whole common share in MFC. Non-registered beneficial U.S. shareholders may also participate but should contact their bank, broker or other nominee to determine the procedures for participation in the Plan.
     If you live outside the United States and are a U.S. shareholder, you may participate in the Plan provided that you determine there are no laws or governmental regulations that would prohibit your participation in the Plan. U.S. shareholders who hold their common shares outside of the United States will be required to transfer their shares to a U.S. registry prior to participation in the Plan. We reserve the right to terminate the participation of any shareholder if we deem it advisable under any laws or regulations. If you are not a U.S. shareholder, you may be eligible to participate in a separate but similar plan that we have established for our Canadian shareholders.
     Registered shareholders hold common shares in their own name, either in the form of a share certificate or in non-certificated, book-entry form. Non-registered beneficial shareholders hold their common shares through a bank, broker or other nominee, such as a financial institution, and have not been issued share certificates in their own name.
     A non-shareholder must first become either a registered shareholder or a non-registered beneficial shareholder of at least one whole common share in MFC before becoming eligible to participate in the Plan.
     The Plan is designed for long-term investors who wish to invest and build their ownership in our common shares over time. The Plan is not intended to provide holders of our common shares with a mechanism for generating assured short-term profits through rapid turnover of shares acquired at a discount. We may terminate the participation in the Plan of any person, organization or other entity if we believe such person, organization or other entity has established a series of related accounts for the purpose of conducting arbitrage operations and/or exceeding the optional cash purchase limit or is engaging in other activity detrimental to us.
3.  Are there limitations on participation in the Plan other than those described above?
     We reserve the right to modify, suspend or terminate participation by a shareholder who we believe is using the Plan for purposes inconsistent with its intended purpose. We may, in our sole discretion, determine from time to time that any shareholder or group of shareholders may not participate or continue to participate in the Plan. Without limitation, we may deny the right to participate in the Plan to any shareholder if we have reason to believe that such shareholder has been engaging in market activities, or has been artificially accumulating our securities, for the purpose of taking undue advantage of the Plan to our detriment. We may also deny the right to participate in the Plan to any shareholder who enrolls only part of their common shares in the Plan and is not registered for the direct deposit payment of cash dividends paid on common shares not enrolled in the Plan.
4.  What key features does the Plan offer?
     Automatic dividend reinvestment. By enrolling in the Plan, you can increase your holdings of our common shares through the automatic reinvestment of the cash dividends, if any, paid on the common shares you hold, less any applicable Canadian withholding tax. You can elect to reinvest dividends paid on all or a portion of the common shares you hold. You can receive by check any portion of cash dividends not reinvested by you. See “14. What are my dividend reinvestment options?”
     Optional cash purchases. As long as you continue to reinvest dividends under the Plan, you may purchase additional common shares on any Dividend Payment Date, as defined below under “15. When are dividends paid and when are the record dates for dividend payments?” If you reinvested dividends under the Former Plan as of May 7, 2009, you are immediately eligible to make optional cash purchases of additional common shares. If you did not reinvest dividends under the Former Plan as of May 7, 2009, you will be eligible to make optional cash purchases on the Dividend Payment Date immediately following the first Dividend Payment Date on which you reinvested under the Plan cash dividends paid on all or a portion of the common shares you hold. You can increase your holdings of our common shares by making optional cash purchases of additional shares in amounts of $50 or more, up to a maximum of $250,000 in one calendar year. Optional cash purchases may be made only by personal check, which must be received by the Plan Administrator no more than thirty (30) days and at least one (1) day prior to the next Dividend Payment Date, and must be accompanied by the transaction stub attached to your Plan, or Former Plan, statement, as the case may be. See “17. What are my options for making additional cash purchases of common shares once I am enrolled in the Plan?”
     Sell common shares. You may elect at any time to sell some or all of your common shares held by the Plan Administrator, in accordance with the terms of the Plan, by submitting a request and other required information to the Plan Administrator. See “26. How do I sell my Plan shares?”
     Share safekeeping. You may deposit the common share certificates for any or all of the common shares of MFC you own with the Plan Administrator for safekeeping. Common shares that you purchase under the Plan will be maintained in your Plan account in non-certificated, book-entry form for safekeeping. Only common shares held in safekeeping may be sold through the Plan. See “25. Can I deposit share certificates for safekeeping?”
     Online transactions. You may execute some of your Plan transactions online. See “22. May I enroll, view my account information and execute transactions online?”
     We will be responsible for all administrative costs of the Plan and any brokerage commissions and trading and transaction fees or other expenses incurred by the Plan Administrator in connection with the reinvestment of dividends and optional cash purchases. Plan participants will be responsible for certain other fees and expenses. See “13. What are the fees associated with participation in the Plan?”
5.  What are some of the advantages and disadvantages of the Plan?
     Before deciding whether to participate in the Plan, you should consider the following advantages and disadvantages of the Plan, together with the other information about us and the Plan contained in this prospectus and incorporated by reference to other documents we have filed separately with the SEC.
     Advantages
•	The Plan provides participants with the opportunity to automatically reinvest in additional common shares of MFC the cash dividends, if any, paid on all or a portion of the common shares they hold, less any applicable Canadian withholding tax.
•	The Plan also allows participants who reinvest dividends paid on all or a portion of the common shares they hold to make optional cash purchases of additional common shares.

•	Common shares acquired through the Plan with reinvested cash dividends may, at our election, be purchased at a discount to the market price of up to 5% when the common shares are purchased from us as compared to when they are purchased on the open market.

•	Dividends and optional cash purchases can be fully invested in additional common shares because the Plan permits fractional shares to be credited to your account. Dividends on fractional shares may also be reinvested in additional common shares.

•	Participants will not have to pay any brokerage commissions or trading or transaction fees incurred by the Plan Administrator in connection with the reinvestment of dividends or optional cash purchases under the Plan.

•	At any time, participants may direct the Plan Administrator to sell or transfer all or a portion of the common shares held in their Plan accounts, in accordance with the terms of the Plan and subject to applicable trading and transaction fees and transfer taxes, if any, for which participants will be responsible.

•	Participants may deposit the share certificates for any or all of the common shares they own with the Plan Administrator for safekeeping at no charge, insuring participants’ protection against the loss, theft or destruction of the certificates representing their common shares.

•	Participants will simplify their recordkeeping by receiving periodic Plan account statements that will reflect all current activity in their Plan accounts, including dividend reinvestments, optional cash purchases, sales and latest balances.
     Disadvantages
•	Because the purchase price for common shares purchased under the Plan directly from us (rather than on the open market) will be based on the market price of our common shares on the TSX over the five (5) trading days preceding the Dividend Payment Date, it is possible that the actual price participants pay for common shares acquired from us under the Plan may be higher than the price at which the common shares could have been purchased in the open market on the Dividend Payment Date.

•	Participants will not know the actual number of common shares they have acquired through the Plan until after cash dividends and any optional cash payments are reinvested or invested, respectively.

•	No interest will be paid by us or the Plan Administrator on dividends or optional cash payments held by the Plan Administrator pending reinvestment or investment, as the case may be.

•	Participants’ requests that the Plan Administrator sell their common shares are irrevocable, and such sales will be made at market prices at the time of sale. Participants who request the sale of their common shares will not be able to either control the timing of such sales or place “limit orders” specifying the prices at which they are willing to sell their common shares.

•	Sales of common shares made at the request of participants will be subject to applicable trading and transaction fees and transfer taxes, if any, which will be deducted from the proceeds of the sale by the Plan Administrator.

•	Participants may not pledge common shares deposited in their Plan accounts until such shares are withdrawn from the Plan.
     U.S. shareholders considering participating in the Plan should carefully consider the matters noted under “Risk Factors” and “Caution Regarding Forward-Looking Statements” prior to enrolling in the Plan.
6.  What are some of the key differences between this Plan and the Former Plan?
     This Plan differs from the Former Plan in some important ways, including but not limited to the following:
•	Common shares purchased under the Former Plan were purchased only on the open market at the market price, and were not eligible for a discount. Common shares purchased from us with reinvested dividends under this Plan may, at our election, be purchased at a discount to the market price of up to 5%.

•	Participants in the Former Plan were responsible for brokerage commissions and certain trading and transaction fees and other expenses the plan administrator incurred in connection with transactions under the Former Plan. We will be responsible for all administrative costs of the Plan and any brokerage commissions and trading and transaction fees and other expenses incurred by the Plan Administrator in connection with the reinvestment of dividends and optional cash purchases.

•	U.S. shareholders could make optional cash purchases of additional common shares immediately upon enrollment in the Former Plan, without having to first reinvest dividends. U.S. shareholders who enroll in this Plan must reinvest dividends in accordance with the terms of the Plan before they may make optional cash purchases of additional common shares.

•	Optional cash payments received under the Former Plan were used to purchase additional common shares upon receipt of good funds. Optional cash payments received from participants under this Plan will be used by the Plan Administrator to purchase additional common shares only on a Dividend Payment Date.

•	Under the Former Plan, optional cash payments could be made through automatic deductions from your bank account at any time. Optional cash payments under this Plan may be made only by personal check, which must be received by the Plan Administrator no more than thirty (30) days and at least one (1) day prior to the Dividend Payment Date.

•	Under the Former Plan, investors who did not own any of our common shares could participate by making an initial investment in our common shares. This Plan is open only to U.S. shareholders who already hold at least one whole common share in MFC.

7.  Are cash dividends paid on common shares by MFC subject to Canadian withholding tax?
     Yes. Cash dividends paid on our common shares to shareholders who are U.S. residents are subject to applicable Canadian withholding tax. As of the date of this prospectus, the Canadian withholding tax is equal to 15% of the gross dividend amount paid on our common shares for U.S. residents who meet certain criteria. The amount of any dividend to be paid in cash in respect of common shares of U.S. residents will therefore be reduced by the applicable Canadian withholding tax. In the case of cash dividends that are to be reinvested, the Plan Administrator, before reinvesting the cash dividends in additional common shares, will deduct any applicable Canadian withholding tax from the total amount of cash dividends to be reinvested for a Plan participant’s account. See “Canadian Federal Income Tax Considerations” and “20. How does the Plan Administrator purchase the common shares?”
8.  Who is the Plan Administrator and what does the Plan Administrator do?
     The Bank of New York Mellon currently is the Plan Administrator. The Plan Administrator, as designated agent for each participating shareholder, with certain administrative support provided by BNY Mellon Shareowner Services, a registered transfer agent, and BNY Mellon Securities LLC, a registered broker-dealer, administers the Plan, keeps records, sends statements of account activity to each participant and performs other duties relating to the Plan. The Plan Administrator holds for safekeeping the common shares purchased for you under the Plan, together with common shares deposited with the Plan Administrator for safekeeping until termination of your participation in the Plan, receipt of your request for a certificate for all or part of your common shares or receipt of your request that the Plan Administrator sell all or part of the common shares held for you by the Plan Administrator.
     Common shares purchased under the Plan and held by the Plan Administrator will be registered in the Plan Administrator’s name or in the name of its nominee, as your agent. In the event that the Plan Administrator should resign, be removed by us or otherwise cease to act as agent, we will appoint a new administrator to administer the Plan. The Plan Administrator may use, and commissions may be paid to, a registered broker-dealer which is affiliated with the Plan Administrator to purchase and sell shares under the Plan. Investors must make independent investment decisions based upon their own judgment and research.
     The Plan Administrator currently also acts as dividend disbursing agent, transfer agent and registrar for our common shares.
9.  How do I contact the Plan Administrator?
     If you have questions regarding the Plan, please write to the Plan Administrator at the following address:
BNY Mellon Shareowner Services
P.O. Box 358013
Pittsburgh, PA 15252-8013
Or call the Plan Administrator at:
1-800-249-7702 if you are inside the United States or Canada,
1-201-680-6578 if you are outside the United States or Canada, or
1-800-231-5469 for the hearing impaired (TDD)

     An automated voice response system is available 24 hours a day, seven days a week. Customer service representatives are available from 9:00 a.m. to 7:00 p.m., Eastern Time, Monday through Friday (except holidays).
     Include your name, address, daytime telephone number, account key, Investor Identification Number, or IID, and a reference to Manulife Financial Corporation on all written correspondence.
     In addition, you may visit the BNY Mellon Shareowner Services website at www.bnymellon.com/shareowner/isd. At this website, you can enroll in the Plan, obtain information and perform certain transactions on your Plan account via Investor ServiceDirect®, or ISD. U.S. shareholders can gain access using the 12-digit IID which can be found in a bolded box on your dividend check stub, statement or advice to establish a Personal Identification Number, or PIN. In order to access your account through ISD, you will be required to complete an account activation process. This one-time authentication process will be used to validate your identity in addition to your 12-digit IID and self-assigned PIN.
10.  How do I enroll in the Plan if my common shares are registered in my name?
     If your common shares are registered in your name, you may participate in the Plan immediately by choosing to reinvest the cash dividends, if any, less applicable Canadian withholding tax, paid on all or a portion of our common shares that you hold. See “14. What are my dividend reinvestment options?” for details regarding the different elections you can make under the Plan. You can enroll online through ISD at www.bnymellon.com/shareowner/isd or by completing and returning an enrollment authorization to the Plan Administrator. The Plan Administrator must receive your enrollment authorization on or before the record date for a dividend.
     To obtain an enrollment package, contact the Plan Administrator at 1-800-249-7702 if you are inside the United States or Canada, 1-201-680-6578 if you are outside the United States or Canada, or 1-800-231-5469 for the hearing impaired (TDD). Although there is no cost to enroll in the Plan, please refer to “13. What are the fees associated with participation in the Plan?” for more information on reinvestment, purchase, sale and termination fees and other expenses.
     Your participation will begin promptly after your authorization is received. See “16. When will my dividend reinvestment begin?” Once you have enrolled, your reinvestment of dividends continues automatically until either you elect to withdraw from the Plan or the Plan is terminated by us. If you reinvested dividends under the Former Plan as of May 7, 2009, the date on which this Plan became effective, you are automatically enrolled in the reinvestment of dividends under this Plan in the same manner and to the same extent that you reinvested dividends under the Former Plan, and no further action on your part is required to reinvest your dividends under this Plan.
11.	How do I participate in the Plan if my common shares are held in “street name,” which means that the shares are registered in the name of a broker, bank or other nominee?
     If your common shares are registered in the name of a broker, bank or other nominee, you should contact that institution and discuss with it whether it can arrange for you to reinvest dividends through the Plan. If the broker, bank or other nominee cannot arrange for you to reinvest dividends through the Plan, you should arrange for the broker, bank or other nominee to register in your name the number of common shares for which you would like to reinvest dividends in the Plan or have the common shares electronically transferred into your own name through the Direct Registration System and follow the enrollment procedures described under “10. How do I enroll in the Plan if my common shares are registered in my name?” Although your broker, bank or other nominee may be able to arrange for you to reinvest dividends through the Plan, your broker, bank or other nominee will not be able to make optional cash purchases under the Plan on your behalf. For information on how to make optional cash purchases of additional common shares, see “17. What are my options for making additional cash purchases of common shares once I am enrolled in the Plan?”
12.  How do I enroll if I am not currently a shareholder?
     A non-shareholder must first become either a registered or beneficial shareholder of at least one whole common share in MFC before becoming eligible to participate in the Plan.
13.  What are the fees associated with participation in the Plan?
     We will be responsible for all administrative costs of the Plan and any brokerage commissions and trading and transaction fees and other expenses incurred by the Plan Administrator in connection with the reinvestment of dividends and optional cash purchases. See “U.S. Federal Income Tax Considerations” for information about the tax consequences of MFC paying such fees. There are no charges payable by a participant upon enrolling in the Plan. However, you will be responsible for reasonable brokerage commissions, trading and transaction fees and transfer taxes, if any, incurred by the Plan Administrator in connection with the sale of common shares by the Plan Administrator on your behalf, including the sale of your shares upon the termination of your participation in the Plan. In addition, if your common shares are held by a broker, bank or other nominee, you will be responsible for any costs incurred or fees charged by your broker, bank or other nominee, including but not limited to those incurred in connection with registering in your name the common shares that are to be enrolled in the Plan. Please contact your broker, bank or other nominee regarding any costs or fees that may apply.
14.  What are my dividend reinvestment options?
     If you elect “Full Dividend Reinvestment,” you direct the Plan Administrator to apply toward the purchase of additional common shares all of the cash dividends, if any, paid on the common shares then or subsequently registered in your name, less any applicable Canadian withholding tax. Under this option, the Plan operates to reinvest dividends on a cumulative basis until you instruct the Plan Administrator otherwise, you withdraw from the Plan or the Plan is terminated.
     If you elect “Partial Dividend Reinvestment,” you direct the Plan Administrator to pay you dividends, if any, in cash on a specified number of the common shares you hold, less any applicable Canadian withholding tax, and to apply cash dividends paid on your remaining common shares, less any applicable Canadian withholding tax, toward the purchase of additional common shares.
     The amount of any cash dividends paid in respect of common shares held by U.S. residents will be subject to, and before reinvestment will be reduced by, any applicable Canadian withholding tax, which as of the date of this prospectus is equal to 15% of the gross dividend amount for U.S. residents who meet certain criteria. See “Canadian Federal Income Tax Considerations” and “20. How does the Plan Administrator purchase the common shares?”
     You may change your dividend reinvestment election by contacting the Plan Administrator. See “9. How do I contact the Plan Administrator?” for contact details. In order for any changes in your dividend reinvestment election to take effect for the next dividend payment, if any, you must notify the Plan Administrator of the changes you wish to make on or before the record date for the next dividend. See “15. When are dividends paid and when are the record dates for dividend payments?”

15.  When are dividends paid and when are the record dates for dividend payments?
     Historically, our board of directors has declared quarterly dividends on our common shares and we have paid dividends on our common shares on the 19th day (or the following business day if the 19th day is not a business day) of March, June, September and December in each year. We refer to each date on which we pay dividends on our common shares as a Dividend Payment Date. Only shareholders who own common shares as of the record date for any declared dividend will be entitled to receive the dividend payment on their shares. Record dates for the payment of dividends have historically preceded the applicable Dividend Payment Date by thirty (30) to thirty-five (35) calendar days.
     We will announce each quarter whether our board of directors has declared that a cash dividend will be paid on our common shares and the record date for any dividend that has been declared. At the same time, we will also announce whether the common shares to be purchased under the Plan will be purchased from us or on the open market and, with respect to the reinvestment of dividends, any applicable discount to the market price when the shares are to be purchased from us. We will post each announcement on our website and file it with the SEC.
     The payment of dividends on our common shares is at the sole discretion of our board of directors. There is no guarantee that we will pay dividends in the future and nothing contained in the Plan obligates us to do so. Please see the documents incorporated into this prospectus by reference for a more detailed discussion of our dividend policy, limitations on our ability to declare dividends and the risks relating to dividends. See “Incorporation of Information We File with the SEC.”
16.  When will my dividend reinvestment begin?
     Participants in the Former Plan. If you reinvested dividends under the Former Plan as of May 7, 2009, the date on which this Plan became effective, you are automatically enrolled in the reinvestment of dividends under this Plan in the same manner and to the same extent that you reinvested dividends under the Former Plan, and no further action on your part is required to reinvest your dividends under this Plan. However, you may direct the Plan Administrator at any time to change or terminate your dividend reinvestment participation, in accordance with the terms of the Plan, such as by opting for partial reinvestment rather than full reinvestment of any cash dividends paid on your common shares, by opting for full reinvestment rather than partial reinvestment of such dividends or by discontinuing the reinvestment of dividends paid on your common shares. In order for any changes in your dividend reinvestment participation to take effect for the next dividend, if any, you must notify the Plan Administrator of the changes you wish to make on or before the record date for the next dividend. See “15. When are dividends paid and when are the record dates for dividend payments?”
     New Participants. The reinvestment of any cash dividends by U.S. shareholders who did not reinvest dividends under the Former Plan as of May 7, 2009 will begin with the first cash dividend that we pay following your enrollment, but only if the Plan Administrator receives an enrollment authorization on or before the record date for that dividend. If the Plan Administrator receives your enrollment authorization, or receives notice of any changes to your dividend reinvestment participation, after a record date, the reinvestment of any cash dividends paid on your common shares, or any changes thereto, will begin with the next dividend, if any, provided that you are still either a registered or a non-registered beneficial holder of common shares on the record date for the next dividend. See “15. When are dividends paid and when are the record dates for dividend payments?” If you hold common shares through a broker, bank or other nominee, you should contact that institution for information on enrolling in the Plan.

     Once you reinvest dividends under the Plan, the Plan Administrator will continue to reinvest dividends on your behalf until you withdraw from the Plan, we terminate your participation or we terminate the Plan. See “27. How do I discontinue participation in the Plan?” and “32. May the Plan be suspended, modified, or terminated?”
17.  What are my options for making additional cash purchases of common shares once I am enrolled in the Plan?
     Only U.S. shareholders who continue to reinvest cash dividends under the Plan on all or a portion of the common shares they hold may make optional cash purchases of additional shares through the Plan. If you reinvested dividends under the Former Plan as of May 7, 2009, you are immediately eligible to make optional cash purchases of additional common shares. If you did not reinvest dividends under the Former Plan as of May 7, 2009, you will be eligible to make optional cash purchases of additional common shares commencing with the Dividend Payment Date immediately following the first Dividend Payment Date on which you reinvested under the Plan cash dividends paid on all or a portion of the common shares you hold.
     Optional cash purchases may not be made in amounts of less than $50, and the total of all optional cash purchases made by an individual shareholder may not exceed $250,000 in any calendar year. There is no obligation either to make any optional cash purchase under the Plan or to invest the same amount of cash with each optional cash purchase.
     You may make optional cash purchases of our common shares by sending a personal check drawn on a U.S. bank account to the Plan Administrator payable to BNY Mellon/Manulife. Cash, money orders, travelers’ checks and third party checks will not be accepted. To facilitate processing of your check, please use the transaction stub attached to your Plan, or Former Plan, statement, as the case may be. Mail your check and transaction stub to the address specified on the stub. Checks for optional cash purchases of additional common shares must be received by the Plan Administrator no more than thirty (30) days and at least one (1) day prior to the Dividend Payment Date. Optional cash purchases may not be made through automatic deductions from your bank account. See “U.S. Federal Income Tax Considerations” for more information about the U.S. federal income tax treatment of optional cash purchases of common shares under the Plan.
     A $35 fee will be assessed for any check that is returned for insufficient funds. In addition, the Plan Administrator will immediately remove from the participant’s account any common shares that were purchased in anticipation of the collection of such funds, plus the $35 return fee. These common shares will be sold to recover any uncollected funds and the return fee. If the net proceeds of the sale of such common shares are insufficient to recover in full the uncollected amounts plus the return fee, the Plan Administrator reserves the right to sell such additional common shares from any of the participant’s accounts maintained by the Plan Administrator as may be necessary to recover in full the uncollected balance plus the return fee. See “13. What are the fees associated with participation in the Plan?” for information about other applicable Plan fees.
18.  When does the Plan Administrator reinvest dividends and purchase common shares?
     Dividend reinvestment. The reinvestment of dividends will occur on each Dividend Payment Date. Each Plan participant’s account will then be credited with that number of common shares, including fractions computed to four decimal places, which is equal to (i) the total amount of cash dividends to be reinvested in common shares for the Plan participant’s account, less any applicable Canadian withholding tax, divided by (ii) the applicable price per share calculated pursuant to the methods described under “21. At what price will the Plan Administrator purchase the common shares?” See also “20. How does the Plan Administrator purchase the common shares?”
     Optional cash payments. Optional cash payments will be aggregated and used by the Plan Administrator to purchase common shares on behalf of eligible Plan participants on each Dividend Payment Date. Checks for optional cash payments must be received by the Plan Administrator at least one (1) day, but no more than thirty (30) days, before the Dividend Payment Date. Any optional cash payments received on a Dividend Payment Date or more than thirty (30) days before the next Dividend Payment Date will be returned to you by check. The account of each Plan participant making an optional cash purchase will then be credited with the number of common shares, including fractions computed to four decimal places, that is equal to (i) the total amount of cash payments each eligible Plan participant sent to the Plan Administrator to be invested for the participant’s account, divided by (ii) the applicable price per share calculated pursuant to the methods described under “21. At what price will the Plan Administrator purchase the common shares?” See also “20. How does the Plan Administrator purchase the common shares?” Participants have no obligation to make any optional cash payments under the Plan, or to make all such optional cash payments in the same amount.
     No interest will be paid to participants on any funds held under the Plan pending reinvestment or investment, as the case may be. Common shares purchased on behalf of Plan participants will automatically be enrolled in the Plan for purposes of dividend reinvestment. You may change or terminate your dividend reinvestment options at any time, in accordance with the terms of the Plan, by contacting the Plan Administrator. See “9. How do I contact the Plan Administrator?” for contact details.
     You may request, up to two (2) business days before a Dividend Payment Date, that the Plan Administrator return to you any optional cash payments that the Plan Administrator has processed for investment on your behalf.
     Common shares are purchased and sold pursuant to the Plan on specified dates. As a result, you do not have any control over the price at which common shares are purchased or sold for your account, and you may pay a higher purchase price or receive a lower sales price than if you had purchased or sold the common shares outside of the Plan. You bear the risk of fluctuations in the price of our common shares. See “Risk Factors.”
     In the unlikely event that, due to unusual market conditions, the Plan Administrator is unable to invest funds for dividend reinvestment or additional cash purchases within thirty (30) days of the Dividend Payment Date, the Plan Administrator will remit the funds to participants by check to each participant’s address of record. No interest is paid on funds held by the Plan Administrator pending their investment. All optional cash payments are subject to collection by the Plan Administrator of the full face value in U.S. funds.
19.  Will my optional cash payments be used to purchase shares if MFC does not pay a dividend?
     No. The Plan Administrator will use optional cash payments to purchase common shares only on a Dividend Payment Date. See “18. When does the Plan Administrator reinvest dividends and purchase common shares?” If our board of directors has not declared a dividend, and therefore no dividends will be reinvested pursuant to the Plan, the Plan Administrator will not purchase additional common shares using optional cash payments received and will remit the funds to participants by check to each participant’s address of record.

20.  How does the Plan Administrator purchase the common shares?
     Common shares acquired by the Plan Administrator under the Plan for the reinvestment of cash dividends or the investment of optional cash payments will, at our election as determined by authorization of our board of directors, be purchased either from us or on the open market through the facilities of the NYSE. The board of directors will determine the source of the common shares to be purchased under the Plan when it declares each dividend, if any, after a review of current market conditions and other factors. When we announce whether a dividend has been declared, we will also announce the source of the common shares to be purchased under the Plan on the Dividend Payment Date. We will post each announcement on our website and file it with the SEC.
     Dividend reinvestment when common shares are purchased from MFC. We declare cash dividends on our common shares in Canadian dollars. If common shares are to be purchased from us using reinvested dividends, the Canadian dollar amount of the cash dividends payable on the common shares you have elected to reinvest under the Plan will be reduced by any applicable Canadian withholding tax and the Plan Administrator will use the remaining Canadian dollar amount to purchase common shares from us under the Plan for your account at the applicable price per share calculated pursuant to the methods described under “21. At what price will the Plan Administrator purchase the common shares?” Your account will then be credited with the number of common shares, including fractions computed to four decimal places, equal to (i) the total Canadian dollar amount of cash dividends to be reinvested on your behalf, less any applicable Canadian withholding tax, divided by (ii) the applicable price per share. If U.S. backup withholding tax applies to any dividends paid that are to be reinvested in common shares, the number of common shares credited to your account will be reduced as a result of such backup withholding tax. See “U.S. Federal Income Tax Considerations.”
     Although we typically declare cash dividends on our common shares in Canadian dollars, we have historically paid cash dividends to U.S. shareholders in U.S. dollars. Therefore, if you have elected partial, rather than full, reinvestment of dividends, the total Canadian dollar amount of the cash dividends payable on any common shares that you have not elected to reinvest in common shares will be converted to U.S. dollars at the Bank of Canada noon rate on a specified date determined by MFC that is within ten (10) days of the dividend record date, which we refer to as the U.S. dollar exchange rate. (The Bank of Canada noon rate is the nominal noon rate of exchange for one Canadian dollar to U.S. dollars quoted by the Bank of Canada.) The Plan Administrator will then reduce the cash dividend amount in U.S. dollars by any applicable Canadian withholding tax and send you a check for the remaining U.S. dollar amount.
     Dividend reinvestment when common shares are purchased on the open market. If common shares are to be purchased on the open market using reinvested dividends, the Canadian dollar amount of cash dividends payable on the common shares you have elected to reinvest under the Plan will be converted to U.S. dollars at the U.S. dollar exchange rate. The Plan Administrator will then reduce the cash dividend amount in U.S. dollars by any applicable Canadian withholding tax and use the remaining U.S. dollar amount to purchase common shares under the Plan for your account through the facilities of the NYSE. Your account will then be credited with the number of common shares, including fractions computed to four decimal places, equal to (i) the total U.S. dollar amount of cash dividends to be reinvested on your behalf, less any applicable Canadian withholding tax, divided by (ii) the applicable price per share calculated pursuant to the methods described under “21. At what price will the Plan Administrator purchase the common shares?”
     If you have elected partial, rather than full, reinvestment of dividends, the Plan Administrator will reduce the total U.S. dollar amount of the cash dividends payable on any common shares that you have not elected to reinvest in common shares (converted from Canadian dollars at the U.S. dollar exchange rate) by the applicable Canadian withholding tax rate and send you a check for the remaining U.S. dollar amount.
     In connection with the reinvestment of dividends, the total amount to be reinvested in common shares on your behalf will, regardless of the source from which common shares are purchased, depend on the amount of any cash dividend paid on the number of common shares you hold and have designated for reinvestment under the Plan, and will be reduced by any applicable Canadian withholding tax. See “Canadian Federal Income Tax Considerations.”
     Optional cash purchases when common shares are purchased from MFC. On the Dividend Payment Date, all optional cash payments received by the Plan Administrator from Plan participants eligible to make such payments will be aggregated and the Plan Administrator will use the aggregate funds to purchase common shares from us at the applicable price per share calculated pursuant to the methods described under “21. At what price will the Plan Administrator purchase the common shares?” The account of each Plan participant making an optional cash purchase will then be credited with the number of common shares, including fractions computed to four decimal places, that is equal to (i) the total amount of cash payments each Plan participant sent to the Plan Administrator to be invested for the participant’s account, divided by (ii) the applicable price per share.
     Optional cash purchases when common shares are purchased on the open market. On the Dividend Payment Date, the Plan Administrator will aggregate all optional cash payments received from Plan participants eligible to make such payments and use that amount to purchase common shares through the facilities of the NYSE. The account of each Plan participant making an optional cash purchase will then be credited with the number of common shares, including fractions computed to four decimal places, that is equal to (i) the total amount, in U.S. dollars, of cash payments each Plan participant sent to the Plan Administrator to be invested for the participant’s account, divided by (ii) the applicable price per share, calculated pursuant to the methods described under “21. At what price will the Plan Administrator purchase the common shares?”
21.  At what price will the Plan Administrator purchase the common shares?
     The price for each common share, or fraction thereof, acquired by the Plan Administrator under the Plan on each Dividend Payment Date will be determined as follows:
•	If common shares are purchased from us, the price per share will be equal to the volume weighted average closing trading price of our common shares on the TSX on the five (5) trading days preceding the Dividend Payment Date.
•	Common shares purchased from us in connection with the reinvestment of dividends may be purchased, at our election, at a discount to the price per share of up to 5%, as described above. Common shares purchased from us using optional cash payments will not be eligible for a discount to the price per share.
•	If common shares are to be purchased on the open market, they will be purchased through the facilities of the NYSE and the price per share will be the average price paid per common share by the Plan Administrator for all common shares purchased on that Dividend Payment Date under the Plan (including common shares purchased with reinvested dividends and optional cash payments).
     The amount of any discount applicable to shares purchased from us with the reinvestment of dividends will be determined at the sole discretion of our board of directors. The board will determine whether a discount will apply to such purchases and what the discount, if any, will be when it declares a dividend, if any.
     When we announce whether our board of directors has declared a cash dividend on our common shares, we will also announce whether purchases of common shares under the Plan will be made on the open market or from us, and whether any discount for shares purchased from us in connection with the reinvestment of dividends will apply. Each announcement will be posted on our website and filed with the SEC.
     Neither we nor the Plan Administrator will exercise any direct or indirect control over the price paid for common shares purchased under the Plan. In connection with all purchases of common shares under the Plan, neither we nor any Plan participant shall have any authorization or power to direct the time or price at which common shares may be purchased, or the selection of the broker or dealer through or from whom purchases are to be made.
22.  May I enroll, view my account information and execute transactions online?
     Yes. Investor ServiceDirect®, or ISD, is a Web-enabled service, available 24 hours a day, seven days a week. This service provides shareholders of record with the ability to:
•	enroll in the Plan;

•	request the sale of common shares;

•	obtain stock power forms;

•	view account status and account transactions;

•	perform address changes;

•	request share certificates;

•	request duplicate statements;

•	view, print and request IRS Form 1099; and

•	view certificate, book-entry and dividend payment history.
     Technical assistance and help if you have forgotten your password are available Monday through Friday, between 9:00 a.m. and 7:00 p.m., Eastern Time, at (877) 978-7778.
     To access Investor ServiceDirect®, please visit the BNY Mellon Shareowner Services website at www.bnymellon.com/shareowner/isd.
23.   What kind of reports will I receive as a participant in the Plan?
     If you participate in the Plan directly, and not through a broker, bank or nominee, the Plan Administrator will send to you, as soon as practicable after each Dividend Payment Date, a transaction notice confirming the details of any purchases made on your behalf. In addition, the Plan Administrator will send to you, not later than two (2) business days following the date on which any common shares purchased on your behalf under the Plan are credited to your account, a notice of the registration of such common shares with the SEC.
     The Plan Administrator will also send to you a statement following any sale activity in your account. In this statement you will receive a check for the proceeds from any sales and a statement with information regarding the trade, such as sale price, shares sold, net dollars and taxes paid, if any.
     You should keep these notices and statements as they contain important information regarding the tax basis for common shares purchased pursuant to the Plan and any gain or loss for common shares sold. You may request copies of your Plan statements by contacting the Plan Administrator online or by telephone. In addition, you will receive copies of other communications sent to holders of common shares, including our annual and other reports to our shareholders, the notice of annual meeting and proxy statement in connection with our annual meeting of shareholders.
     You can also access your Plan account statement through BNY Mellon Shareowner Services’ online program, MLinksm. Convenient and easy online access to your shareholder communications is only a click away. Besides your Plan account statements, you may access your IRS Form 1099 and other applicable tax information, if any, notification of electronic direct deposits of dividend amounts made through the Automated Clearing House, also known as ACH, transmissions, transaction advices, annual meeting materials and selected correspondence online.
     Enrollment is simple and quick. Log on to Investor ServiceDirect® to enjoy the many benefits MLinksm offers, including:
•	Faster delivery of important documents;
•	Electronic notification of account activity via email;
•	Secure access to your mailbox 24 hours a day, 7 days a week; and
•	The convenience of managing your documents, including viewing, printing and downloading them.
     Please visit www.bnymellon.com/shareowner/isd for more information.
     All notices, communications and other items (including statements of account, transaction notices and certificates) to be given or sent to a registered shareholder participating in the Plan will be mailed by first-class mail to the latest address of the participant appearing on the records of the Plan Administrator. A U.S. shareholder enrolled in the Plan whose common shares are registered in the name of a broker, bank or other nominee should contact the broker, bank or nominee for information about participation in the Plan.
24.  Will I receive share certificates for my Plan shares?
     No. Each purchase of common shares through the Plan is credited to your Plan account. Your account statement will show the number of common shares, including any fractional share, credited to your account. Because the Plan provides for safekeeping, you will not receive a certificate for your Plan shares unless you request one. You may request a certificate for some or all of your whole shares from the Plan Administrator at any time, subject to certain requirements of the Plan Administrator. Certificates for fractional shares are never issued.

     Your account under the Plan will be maintained in the name or names in which your certificates were registered at the time you enrolled in the Plan or at the time you enrolled in the Former Plan, as applicable. Consequently, certificates for whole shares will be similarly registered when issued.
25.  Can I deposit share certificates for safekeeping?
     Common shares that you buy under the Plan with the reinvestment of dividends or optional cash purchases will be maintained in your Plan account in non-certificated, book-entry form for safekeeping, at no cost to you. You may at any time, including when you first enroll, deposit share certificates for any or all of the common shares registered in your name with the Plan Administrator for safekeeping, also at no cost to you.
     Safekeeping protects your shares against loss, theft or accidental destruction and also provides a convenient way for you to keep track of your common shares. Only shares held in safekeeping may be sold through the Plan. If you own our common shares in certificate form, you may deposit your certificates for those shares free of charge with the Plan Administrator. The Plan Administrator will cancel the certificates that are deposited and hold common shares in non-certificated, book-entry form.
26.  How do I sell my Plan shares?
     You may elect at any time to sell some or all of your common shares held by the Plan Administrator by submitting a request and other required information to the Plan Administrator. See “9. How do I contact the Plan Administrator?” for contact details. You may also request the sale of your Plan shares online. See “22. May I enroll, view my account information and execute transactions online?” Your sale request will be processed and your Plan shares will, subject to market conditions and other factors, be sold at prevailing market prices on the NYSE within five (5) business days of receipt of your request, and the Plan Administrator will send you a check for the proceeds of the sale, less any trading and transaction fees and transfer taxes, for which you will be responsible.
     Plan shares that are sold may be commingled with Plan shares of other participants to be sold, and the sale price of such shares will be the weighted average price of all Plan shares commingled and sold on the same day for participants in the Plan. Please note that the Plan Administrator cannot and does not guarantee the actual sale date or price, nor can it stop or cancel any outstanding request to sell common shares or issue physical share certificates. These requests are final.
     Alternatively, you may choose to sell your Plan shares through a stockbroker of your choice, in which case you would have to request that the Plan Administrator electronically transfer your Plan shares to your stockbroker, and the sale of your common shares would be subject to the procedures and any costs or fees of your stockbroker. You may also request a certificate for your common shares from the Plan Administrator for delivery to your stockbroker prior to settlement of such sale. See “27. How do I discontinue participation in the Plan?” for instructions on how to obtain a certificate.
     The price of our common shares fluctuates on a daily basis. The price may rise or fall after you submit your request to sell and prior to the ultimate sale of your common shares. The price risk will be borne solely by you. You cannot revoke your request to the Plan Administrator to sell any Plan shares once it is made. See “Risk Factors.”
27.  How do I discontinue participation in the Plan?
     You may discontinue the reinvestment of your dividends by giving notice at any time to the Plan Administrator by telephone, in writing, or by changing your dividend reinvestment election under the

“Manage Account Info” section when you access your account over the Internet through Investor ServiceDirect® at www.bnymellon.com/shareowner/isd. See “9. How do I contact the Plan Administrator?” and “22. May I enroll, view my account information and execute transactions online?” for contact details. If you wish to discontinue the reinvestment of dividends under the Plan before the next Dividend Payment Date, you must notify the Plan Administrator on or before the dividend record date. Record dates have historically preceded Dividend Payment Dates by thirty (30) to thirty-five (35) calendar days.
     If the Plan Administrator receives your request to discontinue the reinvestment of dividends on or before a dividend record date, dividends paid on your common shares will not be reinvested on any subsequent Dividend Payment Date. In addition, you will immediately be ineligible to make any further optional cash purchases of additional common shares under the Plan, unless you subsequently re-enroll in the Plan, subject to the limitations described below.
     If the Plan Administrator receives your notice of termination after a dividend record date and before a Dividend Payment Date, the Plan Administrator will reinvest on the next Dividend Payment Date the dividends paid on the common shares you have elected to reinvest under the Plan. In addition, any optional cash payments you send to the Plan Administrator prior to such Dividend Payment Date will also be invested on the Dividend Payment Date, unless you expressly request, at least two (2) business days prior to the Dividend Payment Date, the return of any optional cash payments that the Plan Administrator has processed for investment on your behalf. Your request to discontinue dividend reinvestment under the Plan will then be processed as promptly as possible following such Dividend Payment Date. Thereafter, all cash dividends paid on your common shares subsequent to such Dividend Payment Date will be paid to you in cash and you will be no longer be eligible to make any optional cash purchases of additional common shares under the Plan. You may subsequently re-enroll in the Plan at any time, subject to the limitations described below.
     If you discontinue your participation in the Plan, the Plan Administrator, as a participant in the Direct Registration System and as transfer agent for MFC, will continue to hold your common shares in book-entry form, unless you request a certificate for any full shares and a check for any fractional share. Alternatively, you may request that all or part of the common shares credited to your account in the Plan be sold at any time. See “26. How do I sell my Plan shares?” for more information.
     You will be responsible for reasonable costs incurred or fees charged by the Plan Administrator in connection with the sale of the common shares you hold under the Plan upon the termination of your participation in the Plan.
     If you discontinue participation in the Plan, you may re-enroll in the Plan online or by submitting a new enrollment authorization to the Plan Administrator and complying with all other enrollment procedures. To minimize unnecessary Plan administrative costs and to encourage use of the Plan as a long-term investment vehicle, we reserve the right to deny participation in the Plan to previous participants who we or the Plan Administrator believe have been excessive in their enrollment and discontinuation. See “2. Who is eligible to participate in the Plan?” and “3. Are there limitations on participation in the Plan other than those described above?”
28.  What happens if I sell or transfer all of the common shares registered in my name and held by me?
     If you dispose of all of the common shares registered in your name, including the common shares participating in the Plan, but do not give notice to the Plan Administrator, the Plan Administrator, as a participant in the Direct Registration System and as transfer agent for MFC, will continue to reinvest the cash dividends paid on any common shares held in your account under the Plan until you notify the Plan Administrator otherwise.
29.  What happens if MFC declares a dividend payable in common shares or declares a stock split?
     Any common shares we distribute as a dividend on all of your common shares held by you in certificate form or held in your account under the Plan (including fractional shares), or upon any split of such shares, will be credited in book entry to your account.
30.  How will my common shares held by the Plan Administrator be voted at meetings of MFC shareholders?
     Plan participants who are registered shareholders may vote whole common shares held by the Plan Administrator on their behalf in the same manner as any other of our common shares, either by proxy or in person. The Plan Administrator will forward to such participants, as soon as practicable following receipt, any proxy solicitation materials. Non-registered beneficial shareholders who participate in the Plan should contact their bank, broker or other nominee to determine the procedures for voting the common shares they have enrolled in the Plan.
     As in the case of shareholders who are not participating in the Plan, if on a properly signed and returned proxy card, no instructions are indicated by you, all of your common shares—those registered in your own name and those held by the Plan Administrator for your account under the Plan—will be voted in accordance with recommendations of our management, unless otherwise provided. If the proxy card is not returned, or if it is returned unsigned or improperly signed, none of the common shares covered by such proxy card (including those held by the Plan Administrator under the Plan) will be voted.
31.  Who interprets the Plan and what law governs the Plan?
     We and the Plan Administrator reserve the right to interpret the Plan as we deem necessary or desirable. Any such interpretation will be final. The Plan, and any related Plan documentation and Plan accounts, will be governed by, and construed in accordance with, the laws of the State of New York.
32.  May the Plan be suspended, modified or terminated?
     Although we currently expect to offer the Plan indefinitely, we reserve the right to suspend, modify or terminate the Plan at any time, including the right to replace this Plan with a new plan. But any such action shall have no retroactive effect which would prejudice the interests of participants. Any suspension, material modification or termination of the Plan will be set forth in an amendment to this prospectus filed with the SEC. We and the Plan Administrator also reserve the right to change any administrative procedures of the Plan (including, but not limited to, fees and expenses) at any time without notice to you, and any such changes shall not be deemed material modifications to the Plan.
     If we replace this Plan with a new plan, we reserve the right to automatically enroll you in the new plan for the reinvestment of dividends in the same manner and to the same extent as you participated in this Plan, and you will have the option, at any time, to change or terminate the reinvestment of dividends pursuant to this Plan or any new plan we offer, as described above. See “27. How do I discontinue my participation in the Plan?”
     If the Plan is terminated by us, the Plan Administrator, as a participant in the Direct Registration System and as transfer agent for MFC, will continue to hold your common shares unless you request a certificate for any full shares and a check for any fractional share. Alternatively, you may request that all or a portion of the common shares held in your Plan account be sold at any time, in accordance with the terms of the Plan. See “26. How do I sell my Plan shares?”
33.  Limitation of Liability
     The Plan provides that neither we, the Plan Administrator nor any agent under the Plan will be liable to Plan participants in administering the Plan for any act done in good faith or as required by applicable law or regulation, or for any good faith omission to act in connection with the Plan, including, but not limited to, any claims of liability relating to:
•	the failure to terminate your Plan account upon your death or adjudicated incompetence prior to receiving written notice of your death or adjudicated incompetence; or
•	the prices at which common shares are purchased or sold on your behalf under the Plan, or the dates or times when purchases or sales of common shares are made under the Plan; or
•	any loss or fluctuation in the market value of our common shares.
     Neither we, the Plan Administrator nor any agent under the Plan will have any duties, responsibilities or liabilities to Plan participants other than those expressly set forth in the Plan or as imposed by applicable law. Because the Plan Administrator has assumed all responsibility for administering the Plan, we specifically disclaim any responsibility for any actions or inactions of the Plan Administrator or any agent under the Plan in connection with the administration of the Plan. Neither we nor any of our current or former directors, officers, employees or shareholders will have any personal liability under the Plan.
     We and the Plan Administrator will be entitled to rely on completed forms and the proof of due authority to participate in the Plan, without further responsibility of investigation or inquiry. We and the Plan Administrator shall have the right to reject any request regarding enrollment, dividend reinvestment, optional cash purchase, sale, withdrawal or termination from the Plan if such request is not received in proper form. Any request not received in proper form will be deemed to be invalid until any irregularities have been resolved to our satisfaction and/or the satisfaction of the Plan Administrator. We and the Plan Administrator are under no obligation to notify any shareholder of an invalid request.
     The foregoing limitation of liability does not represent a waiver of any rights you may have under applicable U.S. securities laws.
CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
     The following is a summary of the principal Canadian federal income tax considerations generally applicable to a participant under the Plan who, for purposes of the Income Tax Act (Canada), which we refer to as the Tax Act, and at all relevant times, is not a resident or deemed to be a resident of Canada and does not use or hold (or will not use or hold) and is not deemed to use or hold our common shares in, or in the course of, carrying on a business in Canada and does not carry on an insurance business in Canada and elsewhere.
     This summary is based upon the current provisions of the Tax Act and the regulations issued thereunder, all specific proposals to amend the Tax Act and the regulations publicly announced by the Minister of Finance (Canada) prior to the date of this prospectus and the current published administrative policies and assessing practices of the Canada Revenue Agency. This summary is not exhaustive of all possible Canadian federal income tax considerations, and does not take into account Canadian provincial or territorial income tax laws, or foreign tax considerations.
Dividends
     Dividends paid or credited to a U.S. resident holder on our common shares, including dividends reinvested under the Plan, will be subject to Canadian withholding tax at the rate of 25%, subject to the application of the Canada-U.S. Income Tax Convention (1980), as amended, which we refer to as the Treaty. If the U.S. resident holder is entitled to benefits under the Treaty, the applicable rate of Canadian withholding tax is generally reduced to 15%. The amount of dividends to be reinvested under the Plan will be reduced by the amount of tax withheld.
Disposition of Common Shares
     Gains on the disposition of common shares by a U.S. resident holder are generally not subject to Canadian income tax unless such shares are or are deemed to be “taxable Canadian property” within the meaning of the Tax Act and the U.S. resident holder is not entitled to relief under the Treaty. Provided the common shares are listed on a designated stock exchange (which includes the TSX), such shares will generally not be taxable Canadian property to a U.S. resident holder unless, at any time during the five-year period immediately preceding a disposition, the U.S. resident holder, persons with whom the U.S. resident holder did not deal at arm’s length or the U.S. resident holder and persons with whom the U.S. resident holder did not deal at arm’s length owned or had an interest in or option to acquire 25% or more of the issued shares of any class or series of shares of MFC.
U.S. FEDERAL INCOME TAX CONSIDERATIONS
     The following is a summary of certain U.S. federal income tax considerations relating to participation in the Plan by U.S. Participants (as defined below) that hold common shares as capital assets. This summary is based on the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, U.S. Treasury regulations promulgated thereunder, administrative and judicial interpretations thereof and the Treaty, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This summary is for general information only and does not address all of the tax considerations that may be relevant to specific U.S. Participants in light of their particular circumstances or to U.S. Participants subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, dealers in securities, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, persons who hold common shares as part of a straddle, hedge, conversion transaction or other integrated investment, persons that have a “functional currency” other than the U.S. dollar, persons that own (or are deemed to own) 10% or more (by voting power) of our stock or persons that generally mark their securities to market for U.S. federal income tax purposes). This summary does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift or alternative minimum tax considerations.
     As used in this summary, the term “U.S. Participant” means a beneficial owner of common shares purchased pursuant to the Plan that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions, or an electing trust that was in existence on August 19, 1996 and was treated as a domestic trust on that date.

     If an entity treated as a partnership for U.S. federal income tax purposes participates in the Plan, the tax treatment of such partnership and each partner thereof will generally depend upon the status and activities of the partnership and the partner. Any such entity should consult its own tax adviser regarding the U.S. federal income tax considerations applicable to it and its partners relating to participation in the Plan.
     PROSPECTIVE PARTICIPANTS IN THE PLAN ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE PARTICULAR TAX CONSIDERATIONS APPLICABLE TO THEM RELATING TO PARTICIPATION IN THE PLAN, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE AND LOCAL TAX LAWS AND NON-U.S. TAX LAWS.
Tax Consequences of Purchase, Ownership and Disposition of Common Shares
Distributions
     Subject to the discussion below under “—Passive Foreign Investment Company Considerations,” a U.S. Participant that receives a distribution with respect to a common share generally will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian tax withheld from such distribution) to the extent of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). To the extent the amount of such distribution exceeds such current and accumulated earnings and profits, it will be treated first as a non-taxable return of capital to the extent of such U.S. Participant’s tax basis in such common share and thereafter will be treated as gain from the sale or exchange of such common share.
     The U.S. dollar value of any distribution on common shares made in Canadian dollars generally should be calculated by reference to the exchange rate between the U.S. dollar and the Canadian dollar in effect on the date of receipt of such distribution by the U.S. Participant (or the Plan Administrator on behalf of the U.S. Participant), regardless of whether the Canadian dollars so received are in fact converted into U.S. dollars. If the Canadian dollars so received are converted into U.S. dollars on the date of receipt, such U.S. Participant generally should not recognize foreign currency gain or loss on such conversion. If the Canadian dollars so received are not converted into U.S. dollars on the date of receipt, such U.S. Participant generally will have a tax basis in such Canadian dollars equal to the U.S. dollar value of such Canadian dollars on the date of receipt. Any gain or loss on a subsequent conversion or other disposition of such Canadian dollars generally will be treated as ordinary income or loss to such U.S. Participant and generally will be income or loss from sources within the United States for U.S. foreign tax credit purposes.
     Distributions on common shares that are treated as dividends generally will constitute income from sources outside the United States and generally will be categorized for U.S. foreign tax credit purposes as “passive category income” or, in the case of some U.S. Participants, as “general category income.” (However, if more than 50% of our shares are treated as owned by U.S. persons, special rules apply under section 904(h) of the Code.) Such dividends generally will not be eligible for the “dividends received” deduction ordinarily allowed to corporate shareholders with respect to dividends received from U.S. corporations. A U.S. Participant may be eligible to elect to claim a U.S. foreign tax credit against its U.S. federal income tax liability, subject to applicable limitations and holding period requirements, for Canadian tax withheld, if any, from distributions received in respect of the common shares. A U.S. Participant that does not elect to claim a U.S. foreign tax credit may instead claim a deduction for Canadian tax withheld, but only for a taxable year in which the U.S. Participant elects to do so with respect to all foreign income taxes paid or accrued in such taxable year. The rules relating to U.S. foreign tax credits are very complex, and each U.S. Participant should consult its own tax adviser regarding the application of such rules.

     Distributions treated as dividends that are received by a non-corporate U.S. Participant (including an individual) through taxable years beginning on or before December 31, 2010 should generally qualify for a 15% reduced maximum tax rate so long as certain holding period and other requirements are met and we are not treated as a passive foreign investment company with respect to such U.S. Participant. Special rules apply for purposes of determining such U.S. Participant’s investment income (which may limit deductions for investment interest) and foreign income (which may affect the amount of U.S. foreign tax credit) and to certain extraordinary dividends. Each non-corporate U.S. Participant should consult its own tax adviser regarding the possible applicability of the reduced tax rate and the related restrictions and special rules.
Sale, Exchange or Other Disposition of Common Shares
     Subject to the discussion below under “—Passive Foreign Investment Company Considerations,” a U.S. Participant generally will recognize capital gain or loss for U.S. federal income tax purposes upon the sale, exchange or other disposition of a common share in an amount equal to the difference, if any, between the amount realized on the sale, exchange or other disposition and such U.S. Participant’s tax basis in such common share. Such capital gain or loss generally will be long-term capital gain (taxable at a reduced rate for non-corporate U.S. Participants) or loss if, on the date of sale, exchange or other disposition, the common share was held by such U.S. Participant for more than one year. The deductibility of capital losses is subject to limitations. Such gain or loss generally will be sourced within the United States for U.S. foreign tax credit purposes. Any such loss, however, could be resourced to the extent of dividends treated as received with respect to such common share within the preceding 24-month period.
Passive Foreign Investment Company Considerations
     We believe that we were not in 2008, and we do not expect to become in 2009, a passive foreign investment company, which we refer to as PFIC, for U.S. federal income tax purposes. However, because this determination is made annually at the end of each taxable year and is dependent upon a number of factors, some of which are beyond our control, including the value of our assets and the amount and type of our income, there can be no assurance that we will not become a PFIC in any taxable year or that the Internal Revenue Service will agree with our conclusion regarding our PFIC status. If we are a PFIC in any taxable year, U.S. Participants could suffer adverse consequences, including the possible characterization of gain from sale, exchange or other disposition of common shares as ordinary income and an interest charge on a portion of the resulting tax liability.
Related Person Insurance Income
     Certain adverse U.S. federal income and tax reporting rules may apply to a U.S. person who, directly or indirectly, owns stock of a non-U.S. corporation (which we refer to in this section as a U.S. shareholder) that earns “related person insurance income,” which we refer to as RPII, if (i) 25% or more (by vote or value) of the shares of such non-U.S. corporation are, directly or constructively, owned by U.S. shareholders, (ii) 20% or more (by vote or value) of the shares of such non-U.S. corporation are, directly or indirectly, owned by persons insured by any insurance or reinsurance policy issued by such non-U.S. corporation or by persons who are related to such persons and (iii) 20% or more of the non-U.S. corporation’s insurance income is RPII. RPII generally means insurance income derived by a non-U.S. corporation from insurance (or reinsurance) with respect to which the person insured is a U.S. shareholder or is related to a U.S. shareholder.
     Currently, we own non-U.S. subsidiaries that are insurance companies. We believe that, based on the current direct and constructive ownership and income of such insurance subsidiaries, it is unlikely that the above RPII rules will apply. However, because this determination is made annually and is dependent on a number of factors, some of which are beyond our control, including the ownership of common shares and the amount of RPII, there can be no assurance that the above RPII rules will not apply in the future to income earned by our non-U.S. insurance subsidiaries or that the Internal Revenue Service will agree with our conclusion regarding the application of the above RPII rules. If the above RPII rules apply to income earned by any one or more of our non-U.S. insurance subsidiaries, U.S. shareholders will be required to (i) include in taxable income each taxable year their pro rata share, as computed under the Code, of any RPII earned by such insurance subsidiaries for the taxable year, regardless of whether U.S. shareholders receive any distribution with respect to such income and (ii) file Internal Revenue Service Form 5471, disclosing certain information regarding their direct or constructive ownership of such insurance subsidiaries. Tax-exempt entities would be required to treat any amount includible in income as a result of the application of the above RPII rules as unrelated business taxable income.
     In addition, under section 1248 of the Code, if 25% or more (by vote or value) of the shares of any non-U.S. corporation that would be taxed as an insurance company if it were a domestic corporation is, directly or constructively, owned by U.S. shareholders, some or all of the gain recognized by a U.S. shareholder on the disposition of shares in such non-U.S. corporation may be treated as ordinary income, rather than capital gain. Existing regulations do not specifically address whether or how section 1248 would apply to dispositions of shares in a non-U.S. corporation that does not directly engage in the insurance business, but has a subsidiary that would be taxed as an insurance company if it were a domestic corporation. We believe that even if 25% or more (by vote or value) of the common shares are directly or indirectly owned by U.S. shareholders, section 1248 should not apply to the disposition of common shares because we are not directly engaged in the insurance business. There can be no assurance, however, that the Internal Revenue Service will not interpret section 1248 in a contrary manner or that the regulations will not be amended in a manner such that section 1248 would apply to dispositions of common shares. Prospective participants in the Plan should consult their own tax advisors regarding the effects of these rules.
Backup Withholding Tax and Information Reporting
     Under certain circumstances, U.S. backup withholding tax and/or information reporting may apply to U.S. Participants with respect to payments made on or proceeds from the sale, exchange or other disposition of common shares, unless an applicable exemption is satisfied. U.S. Participants that are corporations generally are excluded from these information reporting and backup withholding tax rules. Any amounts withheld under the backup withholding tax rules will be allowed as a credit against a U.S. Participant’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Participant furnishes the required information to the Internal Revenue Service on a timely basis.
Reportable Transactions
     A U.S. Participant that participates in any “reportable transaction” (as defined in U.S. Treasury regulations) must attach to its U.S. federal income tax return a disclosure statement on Internal Revenue Service Form 8886. U.S. Participants should consult their own tax advisers as to the possible obligation to file Internal Revenue Service Form 8886 with respect to the sale, exchange or other disposition of any non-U.S. currency received as a dividend on common shares.
Tax Consequences of Dividend Reinvestment
     In the case of common shares acquired from us by the Plan Administrator on behalf of a U.S. Participant, such U.S. Participant will be treated as receiving a distribution for U.S. federal income tax purposes in an amount equal to the fair market value on the applicable Dividend Payment Date of the common shares purchased with reinvested dividends plus the amount of any Canadian withholding tax withheld therefrom. The fair market value of the common shares purchased from us on the applicable Dividend Payment Date may be higher or lower than the price used to determine the number of common shares so purchased pursuant to the Plan. In the case of common shares acquired by the Plan Administrator in market transactions on behalf of a U.S. Participant, such U.S. Participant will be treated as receiving a distribution for U.S. federal income tax purposes in an amount equal to sum of (i) the cash dividend paid by us (without reduction for any Canadian tax withheld from such dividend) and (ii) any brokerage commissions or other related charges paid by us that are allocable to the Plan Administrator’s purchase of common shares on behalf of such U.S. Participant. The amount of any such distribution to a U.S. Participant (reduced by any Canadian tax withheld from such distribution) will be such U.S. Participant’s tax basis in the common shares purchased. A U.S. Participant’s holding period for these common shares will begin on the day following the date of purchase.
     Any distribution to a U.S. Participant described in the preceding paragraph will be subject to U.S. federal income tax in the same manner as cash distributions described above. See “Tax Consequences of Purchase, Ownership and Disposition of Common Shares—Distributions; —Backup Withholding Tax and Information Reporting.”
     If U.S. backup withholding tax applies to any dividends paid that are to be reinvested in common shares, the number of common shares credited to your account will be reduced as a result of such backup withholding tax. See “Tax Consequences of Purchase, Ownership and Disposition of Common Shares—Backup Withholding Tax and Information Reporting.”
Tax Consequences of Optional Cash Investments
     In the case of common shares acquired from us by the Plan Administrator on behalf of a U.S. Participant who invests in common shares by making optional cash investments, although the U.S. federal income tax treatment is not entirely clear, such U.S. Participant should not be treated as having received a distribution for U.S. federal income tax purposes as a result of such acquisition. In the case of common shares acquired by the Plan Administrator in market transactions on behalf of a U.S. Participant, such U.S. Participant will be treated for U.S. federal income tax purposes as receiving a distribution in an amount equal to any brokerage commissions or other related charges paid by us that are allocable to the Plan Administrator’s purchase of common shares on behalf of such U.S. Participant. A U.S. Participant’s tax basis in the common shares purchased will be equal to the cost paid by the Plan Administrator to acquire such common shares, plus the amount (if any) treated as a distribution for U.S. federal income tax purposes. The U.S. Participant’s holding period for those common shares will begin on the day following the date of purchase.
     Any distribution to a U.S. Participant described in the preceding paragraph will be subject to U.S. federal income tax in the same manner as cash distributions described above. See “Tax Consequences of Purchase, Investing and Disposition of Common Shares — Distributions; — Backup Withholding Tax and Information Reporting.”
ENFORCEABILITY OF CIVIL LIABILITIES
     We are a Canadian corporation, and our executive offices are located outside of the United States in Canada. A majority of our directors and officers and some of the experts named in this prospectus reside outside of the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons who is not a resident of the United States. You may also have difficulty enforcing, both in and outside the United

States, judgments of courts of the United States against us or those persons predicated upon the civil liability provisions of U.S. federal or state securities laws.
     We believe that a monetary judgment of a United States court predicated solely upon civil liability under U.S. federal securities law would likely be enforceable in Canada if the United States court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. We cannot, however, assure you that this will be the case. It is less certain that an action could be brought in Canada in the first instance on the basis of liability predicated solely upon such laws.
     The by-laws of MFC provide that the board of directors of MFC shall make provisions, by resolution, for the indemnification of directors, officers, employees and such other persons as the directors shall decide on such terms and conditions as they establish. MFC’s administrative resolutions provide that MFC shall indemnify a director, officer or employee, a former director, officer or employee, or a person who acts or acted at MFC’s request as a director, officer, employee or trustee of another corporation, partnership, joint venture, trust or other enterprise against any liability and costs arising out of any action or suit against them from the execution of their duties, subject to the limitations described in the administrative resolutions.
     MFC’s administrative resolutions provide that MFC will have no obligation to indemnify any person for:
•	any acts committed with actual dishonest, fraudulent, criminal or malicious intent;

•	any act of gross negligence or willful neglect;

•	any claims relating to liabilities of other persons assumed by any person entitled to indemnification;

•	any claims relating to enterprises owned, operated, managed or controlled by any person entitled to indemnification;

•	any claims relating to pension plans sponsored by any person entitled to indemnification;

•	bodily injury, sickness or disease of any person;

•	injury to or destruction of any tangible property;

•	any amounts covered by any other indemnification provision on any valid and collectible insurance which the person entitled to indemnification may have; and

•	any actions which were in breach of compliance with MFC policy.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PLAN OF DISTRIBUTION
     Subject to the discussion below, we will distribute common shares purchased pursuant to the Plan as described in this prospectus. BNY Mellon Securities LLC, a registered broker-dealer, may assist in the identification of shareholders, execute transactions in common shares pursuant to the Plan and provide other related services, but will not be acting as an underwriter with respect to our common shares sold under the Plan. You will pay no brokerage commissions or trading or transaction fees on common shares purchased through the Plan with reinvested dividends or optional cash payments, whether common shares are being acquired from us or through the open market. However, you may be responsible for other fees and expenses, including a handling fee and brokerage commissions and trading and transaction fees upon the sale of your common shares that are subject to the Plan, including the sale of your shares upon the termination of participation in the Plan. See “13. What are the fees associated with participation?” under “Description of the Plan.” Our common shares are currently listed for trading principally on the TSX and the NYSE under the symbol “MFC,” and are also traded on the Stock Exchange of Hong Kong (Symbol: 945) and the Philippine Stock Exchange (Symbol: MFC).
     Persons who acquire our common shares through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant in the Plan, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of our common shares so purchased.
     Certain of our major shareholders, directors, officers or members of our management, supervisory or administrative bodies may participate in the Plan.
     From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from optional cash purchases or any discounts to the market price applicable to common shares purchased pursuant to the reinvestment of dividends under the Plan. Those transactions may cause fluctuations in the trading price and volume of our common shares. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of our common shares to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purposes of the Plan.

CAPITALIZATION AND INDEBTEDNESS
     The following table sets forth the share capital and consolidated indebtedness of MFC as of March 31, 2009. The table below is not audited and should be read together with the detailed information and financial statements appearing in the documents incorporated by reference in this prospectus.

As of March 31, 2009
(Cdn$ in millions)
Long term debt	3,602
Liabilities for preferred shares and capital instruments	3,683
Non-controlling interest in subsidiaries	222
Equity
Participating policyholders’ equity	59
Shareholders equity
Preferred shares	1,080
Common shares	16,177
Contributed surplus	161
Shareholders’ retained earnings and Accumulated Other Comprehensive Income Loss (AOCI)	9,135
Total equity	26,612

Total capitalization	34,119

DESCRIPTION OF COMMON SHARES TO BE REGISTERED
     As of the date of this prospectus, MFC has authorized share capital consisting of an unlimited number of common shares, an unlimited number of Class A Shares, which we refer to as Class A Shares, and an unlimited number of Class B Shares, which we refer to as Class B Shares and which, together with Class A Shares, we refer to as Preferred Shares, in each case without nominal or par value. As of December 31, 2008, MFC had approximately 1,610 million common shares issued, outstanding and fully paid, as compared to approximately 1,501 million as of December 31, 2007. As of December 31, 2007 and 2008, MFC had approximately 14 million Class A Shares Series 1, 14 million Class A Shares Series 2 and 12 million Class A Shares Series 3 issued, outstanding and fully paid. On March 4, 2009, MFC issued 18 million Class A Shares Series 4 and authorized but not issued Class A Shares Series 5. As of December 31, 2007 and 2008, MFC had no Class B Shares issued and outstanding.
Certain Provisions of the Common Shares as a Class
     The authorized common share capital of MFC consists of an unlimited number of common shares without nominal or par value. Each holder of common shares is entitled to receive notice of and to attend all meetings of the shareholders of MFC and is entitled to one vote for each common share held except meetings at which only holders of a specified class or series of shares of MFC are entitled to vote separately as a class or series.
     The ICA governs the manner in which annual and special meetings of shareholders of MFC are called, including the conditions of admission to such meetings. The board of directors of MFC is required to call an annual meeting of shareholders to be held not later than six months after the end of each financial year, and is permitted to at any time call a special meeting of shareholders. The board of directors may in advance of a meeting of shareholders fix a record date that is within a prescribed period for the determination of shareholders who are entitled to receive notice of a meeting of shareholders or who are entitled to vote at a meeting of shareholders. Shareholders who together hold not less than 5% of the issued and outstanding voting shares of MFC may requisition the board of directors to call a meeting of shareholders for the purposes stated in the requisition.
     The holders of common shares are entitled to receive dividends as and when declared by the board of directors of MFC, subject to the preference of the holders of Class A Shares, Class B Shares and any other shares ranking senior to the common shares with respect to priority in payment of dividends, as described below. Any dividend (other than a stock dividend) unclaimed after a period of six years from the date on which such dividend has been declared to be payable shall be forfeited and shall revert to MFC, subject to applicable laws. Information about our dividend policy and limitations on our ability to declare dividends may be found in our most recent annual report filed with the SEC, which is incorporated in this prospectus by reference.
     After payment to the holders of Class A Shares, Class B Shares and any other shares ranking senior to common shares with respect to priority in the distribution of assets in the event of the liquidation, dissolution or winding up of MFC, the holders of common shares shall be entitled to receive prorated the net assets of MFC remaining, after the payment of all creditors and liquidation preferences, if any, that pertains to common shareholders. Common shares are non-redeemable.
     The rights of common shareholders are defined in MFC’s Letters Patent of Incorporation and MFC’s By-Laws No. 1 and No. 2, which are incorporated in this prospectus by reference. Certain provisions of the ICA contain restrictions on the purchase or other acquisition, issue, transfer and voting of the common shares of MFC. See “—Constraints on Ownership of Common Shares” below.
Limitations on Rights of Common Shareholders
Certain Provisions of the Class A Shares as a Class
     Each series of Class A Shares ranks on a parity with every other series of Class A Shares with respect to dividends and return of capital. The Class A Shares shall be entitled to a preference over the Class B Shares, the common shares and any other shares ranking junior to the Class A Shares with respect to priority in payment of dividends and in the distribution of assets in the event of the liquidation, dissolution or winding-up of MFC, whether voluntary or involuntary, or any other distribution of the assets of MFC among its shareholders for the specific purpose of winding up its affairs.
Certain Provisions of the Class B Shares as a Class
     Each series of Class B Shares ranks on a parity with every other series of Class B Shares with respect to dividends and return of capital. The Class B Shares shall rank junior to the Class A Shares with respect to priority in payment of dividends and in distribution of assets in the event of the liquidation, dissolution or winding up of MFC, whether voluntary or involuntary, or any other distribution of assets of MFC among its shareholders for the specific purpose of winding up its affairs, but the Class B Shares shall be entitled to a preference over the common shares and any other shares ranking junior to the Class B Shares with respect to priority in payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding up of MFC, whether voluntary or involuntary, or any other distribution of the assets of MFC among its shareholders for the specific purpose of winding up its affairs.
Certain Provisions Common to Both Class A Shares and Class B Shares
     Both the Class A Shares and the Class B Shares may be issued at any time and from time to time in one or more series. Before any shares of a series are issued, the board of directors of MFC shall fix the number of shares that will form such series, if any, and shall, subject to any limitations set out in the by-laws of MFC or in the ICA, determine the designation, rights, privileges, restrictions and conditions to be attached to the Class A Shares or the Class B Shares, as the case may be, of such series, the whole subject to the filing with the Superintendent of Financial Institutions (Canada) of the particulars of such series, including the rights, privileges, restrictions and conditions determined by the board of directors of MFC.
Changes in Common Shareholder Rights
     The rights, privileges, restrictions and conditions attached to the common shares as a class may be added to, changed or removed but only with the approval of the holders of the common shares. The approval of the holders of the common shares to add to, change or remove any right, privilege, restriction or condition attaching to the common shares as a class may be given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by resolution signed by all the holders of the common shares or passed by the affirmative vote of at least two-thirds (2/3) of the votes cast at a meeting of the holders of the common shares duly called for that purpose.
     Notwithstanding any other condition or provision of the common shares, the approval of the holders of the common shares, voting separately as a class, is not required on a proposal to amend the by-laws of MFC to:
•	increase or decrease the maximum number of authorized common shares, or increase the maximum number of authorized shares of a class of shares having rights or privileges equal or superior to the common shares;
•	effect the exchange, reclassification or cancellation of all or any part of the common shares; or
•	create a new class of shares equal to or superior to the common shares.
     On every poll taken at every meeting of the holders of the common shares as a class, each holder of common shares entitled to vote at such meeting shall have one vote in respect of each common share held.
Constraints on Ownership of MFC Shares
     MFC is governed by the ICA. The ICA contains restrictions on the purchase or other acquisition, issue, transfer and voting of the shares of MFC. Pursuant to these restrictions, no person is permitted to acquire any shares of MFC if the acquisition would cause the person to have a “significant interest” in any class of shares of MFC, unless the prior approval of the Minister of Finance (Canada) is obtained. The restrictions also prohibit any person from becoming a “major shareholder” of MFC. In addition, MFC is not permitted to record in its securities register any transfer or issue of shares if the transfer or issue would cause the person to breach the ownership restrictions. For these purposes, a person has a significant interest in a class of shares of MFC where the aggregate of any shares of that class beneficially owned by that person, any entity controlled by that person and by any person associated or acting jointly or in concert with that person exceeds 10% of all the outstanding shares of that class of shares of MFC. A person is a major shareholder if the aggregate of any shares in a class of voting shares held by that person and by any entity controlled by that person exceeds 20% of the outstanding shares of that class, or, for a class of non-voting shares, a holding exceeds 30% of that class. If a person contravenes any of these restrictions, the Minister of Finance (Canada) may, by order, direct such person to dispose of all or any portion of those shares. In addition, the ICA prohibits life insurance companies, including MFC, from recording in its securities register a transfer or issue of any share to Her Majesty in right of Canada or of a province, an agent or agency of Her Majesty, a foreign government or an agent or agency of a foreign government.
     Under applicable insurance laws and regulations in Michigan, New York, Massachusetts and Vermont, no person may acquire control of any of MFC’s insurance company subsidiaries domiciled in any such state without obtaining prior approval of such state’s insurance regulatory authority. Under applicable laws and regulations, any person acquiring, directly or indirectly, 10% or more of the voting securities of any other person is presumed to have acquired “control” of such person. Thus, any person seeking to acquire 10% or more of the voting securities of MFC must obtain the prior approval of the insurance regulatory authorities in certain states including Michigan, New York, Massachusetts and Vermont, or must demonstrate to the relevant insurance commissioner’s satisfaction that the acquisition of such securities will not give them control of MFC. Under U.S. law, the failure to obtain such prior approval would entitle MFC or the insurance regulatory authorities to seek injunctive relief, including enjoining any proposed acquisition, the voting of such securities at any meeting of the holders of common shares, or seizing shares owned by such person, and such shares may not be entitled to be voted at any meeting of the holders of common shares.
Three-Year History of Share Capital
     In each of 2008, 2007 and 2006, the authorized capital of MFC consisted of an unlimited number of common shares without nominal or par value and an unlimited number of Class A Shares and Class B Shares, in each case without nominal or par value, issuable in series.
     All transactions under the normal course issuer bids referred to below were executed on the TSX at prevailing market prices (or, with regulatory approval, off the TSX) in amounts and at times determined by MFC, subject to compliance with applicable law and regulations. Any common shares purchased as part of these bids were cancelled.
Fiscal Year 2008
     Common Shares
     On December 11, 2008, MFC issued 117 million common shares at Cdn$19.40 per share. On November 7, 2007, the TSX accepted MFC’s filing of notice of intention to make a normal course issuer bid during the 12-month period commencing November 9, 2007 to repurchase up to 75 million of its common shares, representing approximately 5.0% of common shares outstanding. MFC was also limited to purchasing up to 626,918 common shares on any one day under this bid. The previous normal course issuer bid program (described below) terminated on November 8, 2007. In total, during the year ended December 31, 2008, MFC purchased and subsequently cancelled 11 million of its common shares pursuant to the normal course issuer bids at a total cost of Cdn$403 million.
     Preferred Shares
     MFC did not issue any Preferred Shares in 2008.
Fiscal Year 2007
     Common Shares
     During the year ended December 31, 2007, MFC purchased and subsequently cancelled a total of 56 million of its common shares pursuant to normal course issuer bids at a total cost of Cdn$2,245 million. During the year ended December 31, 2007, MFC purchased and subsequently cancelled three million of its common shares pursuant to the normal course issuer bid program filed on November 7, 2007 at a cost of Cdn$126 million. On November 7, 2006, the TSX accepted MFC’s filing of notice of intention to make a normal course issuer bid during the 12-month period commencing November 9, 2006 to repurchase up to 75 million of its common shares, representing approximately 4.9% of common shares then outstanding. During the year ended December 31, 2007, MFC purchased and subsequently cancelled 53 million of its common shares pursuant to this normal course issuer bid at a cost of Cdn$2,119 million. A previous normal course issuer bid program terminated on November 8, 2006.
     Preferred Shares
     MFC did not issue any Preferred Shares in 2007.
Fiscal Year 2006
     Common Shares
     In total, during the year ended December 31, 2006, MFC purchased and subsequently cancelled 45 million of its common shares pursuant to a previous normal course issuer bid program initiated in 2005, which terminated on November 8, 2006, at a total cost of Cdn$1,631 million. During the year ended December 31, 2006, MFC did not purchase or cancel any of its common shares pursuant to the normal course issuer bid program authorized on November 7, 2006. On June 2, 2006, MFC paid a stock dividend of one common share on each of its then issued and outstanding common shares. The effect is the same as a two-for-one split of MFC’s common shares.
     Preferred Shares
     On January 3, 2006, MFC issued 12 million Class A Shares, Series 3, which we refer to as Series 3 Preferred Shares, at a price of Cdn$25.00 per share, for an aggregate amount of Cdn$300 million. The Series 3 Preferred Shares are non-voting and entitled to non-cumulative preferential cash dividends payable quarterly, if and when declared, at a per annum rate of 4.50%. With regulatory approval, the Series 3 Preferred Shares may be redeemed by MFC on or after March 19, 2011, in whole or in part, for cash, at declining premiums that range from Cdn$1.00 to nil per share. MFC did not issue any Class B Shares in 2006.

SUMMARY OF CASH DIVIDENDS PAID PER COMMON SHARE

	Cash Dividend Paid Per Common Share
	Cdn$	$(1)(2)
Q4 2008	0.26	0.2085
Q3 2008	0.26	0.2122
Q2 2008	0.26	0.2485
Q1 2008	0.24	0.2425
Q4 2007	0.24	0.2405
Q3 2007	0.24	0.2430
Q2 2007	0.22	0.2090
Q1 2007	0.22	0.2029
Q4 2006	0.20	0.1724
Q3 2006	0.20	0.1763
Q2 2006	0.175	0.1575
Q1 2006	0.175	0.1558
Q4 2005	0.175	0.1519
Q3 2005	0.15	0.1280
Q2 2005	0.15	0.1254
Q1 2005	0.15	0.1189
Q4 2004	0.13	0.1047
Q3 2004	0.13	0.1100
Q2 2004	0.13	0.0996
Q1 2004	0.105	0.0763

Dividends declared prior to Q2 2006 have been restated on a post-split basis.
Note (1):	U.S. dividend rates apply to U.S. registered shareholders and U.S. ownership statement holders only. U.S. dividend rates are based on the Bank of Canada noon rate in effect on a specified date determined by MFC that is within ten (10) days of the applicable dividend record date.
Note (2):	Dividend rates quoted are gross dividend rates. Actual dividends paid to shareholders who are U.S. residents are reduced by the applicable Canadian withholding tax, which as of the date of this prospectus is equal to 15% of the gross dividend amount for U.S. residents who meet certain criteria.

MARKET PRICE INFORMATION
     The following tables set forth the market price range of our common shares on the TSX and NYSE for the periods indicated. Our financial years referred to below end December 31 of each year and our financial quarters referred to below end March 31 (1st Quarter), June 30 (2nd Quarter), September 30 (3rd Quarter) and December 31 (4th Quarter) of each year.

	Toronto Stock Exchange		New York Stock Exchange
	Price Range		Price Range
	(Cdn$)		($)
	High	Low	High	Low
2004	29.60	20.86	24.35	16.20
2005	35.00	26.65	29.99	21.69
2006	39.80	33.83	34.48	29.04
2007	44.23	36.37	46.93	32.43
2008	40.65	16.28	40.98	12.70

2007
1st Quarter	41.49	38.05	35.45	32.43
2nd Quarter	41.10	38.08	37.79	34.37
3rd Quarter	41.50	36.37	41.35	33.69
4th Quarter	44.23	38.67	46.93	39.11

2008
1st Quarter	40.65	33.77	40.98	33.44
2nd Quarter	41.04	35.25	40.35	34.60
3rd Quarter	39.40	33.22	38.44	31.28
4th Quarter	39.20	16.28	37.00	12.70

2009
1st Quarter	24.57	9.02	20.79	6.94

Trading statistics prior to Q2 2006 have been restated on a post-split basis.
     On May 6, the closing price of our common shares on the TSX was Cdn$22.74 per share and the closing price of our common shares on the NYSE was $19.54 per share.
     The following table sets forth the market price range of our common shares on the TSX and NYSE for the most recent six months.

	Toronto Stock Exchange		New York Stock Exchange
	Price Range		Price Range
	(Cdn$)		($)
	High	Low	High	Low
October 2008	39.20	21.17	37.00	16.46
November 2008	27.21	16.28	23.35	12.70
December 2008	22.09	18.50	17.83	14.91
January 2009	24.57	18.51	20.79	14.71
February 2009	21.74	12.25	17.85	9.85
March 2009	16.38	9.02	13.37	6.94

WHERE YOU CAN FIND MORE INFORMATION
     MFC is subject to the information requirements of the Exchange Act, and, in accordance with the Exchange Act, files reports and other information with the SEC. Under a multijurisdictional disclosure system adopted by the United States and Canada, these reports and other information (including financial information) may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States.
     You may read and copy any reports, statements or other information filed by MFC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You can also inspect reports, proxy statements and other information about MFC at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, Station Place, 100 F Street, N.E., Room 1024, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services. The SEC maintains a website that contains reports, proxy statements and other information, including those filed by MFC, at http://www.sec.gov. You may also access the SEC filings and obtain other information about MFC through the website maintained by MFC, which is http://www.manulife.com. The information contained in that website is not incorporated by reference into this prospectus.
INCORPORATION OF INFORMATION WE FILE WITH THE SEC
     The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC.
     The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. These documents contain important information about us and our financial condition.
     We incorporate by reference the documents listed below, which were filed with the SEC:
•	The description of our common shares set forth in the registration statement on Form 8-A filed on August 20, 1999 pursuant to Section 12(b) of the Exchange Act; and
•	MFC’s annual report on Form 40-F for the year ended December 31, 2008, as filed on March 26, 2009.
     All subsequent annual reports we will file on Form 40-F or Form 20-F prior to the termination of this offering shall be deemed incorporated by reference into this prospectus. We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed:
•	Reports filed under Sections 13(a) and (c) of the Exchange Act, including reports on Form 6-K if and to the extent specified in such report as being incorporated by reference in this prospectus; and
•	Any reports filed under Section 15(d) of the Exchange Act.

     You should assume that the information appearing in this prospectus or any document incorporated by reference is accurate only as of the date of the document in which such information appears. Our business, financial condition and results of operations may have changed since that date.
     Copies of the documents incorporated in this prospectus by reference may be obtained on request without charge from:
Manulife Financial Corporation Attention: Corporate Secretary 200 Bloor Street East, NT-10 Toronto, Ontario Canada M4W 1E5 Telephone: 416-926-3000
     Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such prior statement. Any statement or document so modified or superseded shall not, except to the extent so modified or superseded, be incorporated by reference and constitute a part of this prospectus.
EXPENSES
     We estimate our expenses in connection with the issuance and distribution of our common shares as follows:

SEC registration fee	$19,056
Printing and engraving expenses	$1,706
Legal fees and expenses	$304,112
Accountants’ fees and expenses	$17,056
Plan Administrator fees	$3,200,000
NYSE listing fee	$5,000
Miscellaneous costs	$5,000

TOTAL	$3,551,930

EXPERTS
     The financial statements incorporated in this prospectus by reference to our annual report on Form 40-F for the year ended December 31, 2008, which we filed with the SEC on March 26, 2009, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report, which is incorporated in this prospectus by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
LEGAL OPINIONS
     The validity of the securities offered by this prospectus has been passed upon for us by our Canadian counsel, Torys LLP.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 8.  Indemnification of Directors and Officers
     Under the Insurance Companies Act (Canada), a company may not, by contract, resolution or by-law, limit the liability of its directors for breaches of their fiduciary duties. However, the company may indemnify a director or officer, a former director or officer or a person who acts or acted at the company’s request as a director or officer of or in a similar capacity for another entity against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of that association with the company or other entity, if:
     (1)  that person acted honestly and in good faith with a view to the best interests of, as the case may be, the company or the other entity for which he or she acted at the company’s request as a director or officer or in a similar capacity; and
     (2)  in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, that person had reasonable grounds for believing that his or her conduct was lawful.
     These individuals are entitled to indemnity from the company if the person was not judged by the court or other competent authority to have committed any fault or omitted to do anything he or she ought to have done and fulfills the conditions set out in (1) and (2) above. A company may, with the approval of a court, also indemnify that person against all costs, charges and expenses reasonably incurred by them in connection with an action by or on behalf of the company or other entity to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or officer of the company or entity, if he or she fulfills the conditions set out in (1) and (2) above.
     The by-laws of MFC provide that the board of directors of MFC shall make provisions, by resolution, for the indemnification of directors, officers, employees and such other persons as the directors shall decide on such terms and conditions as they establish. MFC’s administrative resolutions provide that MFC shall indemnify a director, officer or employee, a former director, officer or employee, or a person who acts or acted at MFC’s request as a director, officer, employee or trustee of another corporation, partnership, joint venture, trust or other enterprise against any liability and costs arising out of any action or suit against them from the execution of their duties, subject to the limitations described in the administrative resolutions.
     MFC’s administrative resolutions provide that MFC will have no obligation to indemnify any person for:
•	any acts committed with actual dishonest, fraudulent, criminal or malicious intent;
•	any act of gross negligence or willful neglect;
•	any claims relating to liabilities of other persons assumed by any person entitled to indemnification;
•	any claims relating to enterprises owned, operated, managed or controlled by any person entitled to indemnification;

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•	any claims relating to pension plans sponsored by any person entitled to indemnification;
•	bodily injury, sickness or disease of any person;
•	injury to or destruction of any tangible property;
•	any amounts covered by any other indemnification provision on any valid and collectible insurance which the person entitled to indemnification may have; and
•	any actions which were in breach of compliance with MFC policy.
     MFC maintains a directors’ and officers’ liability insurance policy with a policy limit of $150,000,000. The policy is renewed annually. The policy provides protection to directors and officers against liability incurred by them in their capacities as directors and officers of MFC and its subsidiaries. The policy also provides protection to MFC for claims made against directors and officers for which MFC has granted directors and officers indemnity, as required or permitted under applicable statutory or by-law provisions.
Item 9.  Exhibits

Exhibit Number	Description
4.1	Letters Patent of Incorporation of Manulife Financial Corporation, effective April 26, 1999 (incorporated herein by reference to Exhibit 1(a) to the company’s registration statement on Form 8-A (File No. 333-10380) filed with the SEC on August 20, 1999)

4.2	By-law No. 1 of Manulife Financial Corporation, effective May 19, 1999, as amended on February 4, 2003 and confirmed on April 24, 2003 (incorporated herein by reference to Exhibit 4.2 to the company’s Form F-4 (File No. 333-110281) filed with the SEC on November 6, 2003)

4.3	By-law No. 2 of Manulife Financial Corporation, effective May 19, 1999 (incorporated herein by reference to Exhibit 4.2 to the company’s Form F-4 (File No. 333-110281) filed with the SEC on November 6, 2003)

5.1	Opinion of Torys LLP as to the legality of the common shares being registered

8.1	Opinion of Debevoise & Plimpton LLP with respect to certain tax matters

8.2	Opinion of Torys LLP with respect to certain tax matters (contained in Exhibit 5.1)

23.1	Consent of Torys LLP (contained in Exhibit 5.1)

23.2	Consent of Debevoise & Plimpton LLP (contained in Exhibit 8.1)

23.3	Consent of Ernst & Young LLP

24	Powers of Attorney (included in the signature page)

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Item 10.  Undertakings
     The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
Paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment is contained in reports filed with or furnished to the SEC that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) under the Securities Act that is part of the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the

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registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.
(5)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(6)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of this registration statement for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(7)	That in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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(8)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(10)	That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, Manulife Financial Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, May 6, 2009.

MANULIFE FINANCIAL CORPORATION
By:	/s/ Peter J. Levitt
	Name:	Peter J. Levitt
	Title:	Senior Vice President and Treasurer

     Each person whose signature appears below constitutes and appoints, as of the date hereof, Peter J. Levitt, Senior Vice President and Treasurer, Peter H. Rubenovitch, Senior Executive Vice President and Chief Financial Officer, and Angela Shaffer, Corporate Secretary, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form F-3 of Manulife Financial Corporation and any or all amendments (including post-effective amendments) thereto and any new registration statement with respect to the offering contemplated thereby filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 6, 2009.

Signature	Title

/s/ Dominic D’Alessandro
Dominic D’Alessandro	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Peter H. Rubenovitch
Peter H. Rubenovitch	Senior Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Gail C.A. Cook-Bennett
Gail C.A. Cook-Bennett	Chair

John M. Cassaday
John M. Cassaday	Director

Signature	Title

/s/ Lino J. Celeste
Lino J. Celeste	Director

/s/ Thomas P. d’Aquino
Thomas P. d’Aquino	Director

/s/ Richard B. DeWolfe
Richard B. DeWolfe	Director

/s/ Robert E. Dineen, Jr.
Robert E. Dineen, Jr.	Director

/s/ Pierre Y. Ducros
Pierre Y. Ducros	Director

/s/ Scott M. Hand
Scott M. Hand	Director

/s/ Robert J. Harding
Robert J. Harding	Director

/s/ Luther S. Helms
Luther S. Helms	Director

/s/ Thomas E. Kierans
Thomas E. Kierans	Director

/s/ Lorna R. Marsden
Lorna R. Marsden	Director

/s/ Hugh W. Sloan, Jr.
Hugh W. Sloan, Jr.	Director

/s/ Gordon G. Thiessen
Gordon G. Thiessen	Director

AUTHORIZED REPRESENTATIVE
     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of Manulife Financial Corporation in the United States, has signed this Registration Statement on May 6, 2009.

JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.)
By:	/s/ Emanuel Alves
	Name:	Emanuel Alves
	Title:	Vice President, Counsel & Corporate Secretary

INDEX OF EXHIBITS

Exhibits Filed Herewith	Description of Exhibits
4.1	Letters Patent of Incorporation of Manulife Financial Corporation, effective April 26, 1999 (incorporated herein by reference to Exhibit 1A to the company’s registration statement on Form 8-A (File No. 333-10380) filed with the SEC on August 20, 1999)

4.2	By-law No. 1 of Manulife Financial Corporation, effective May 19, 1999, as amended on February 4, 2003 and confirmed on April 24, 2003 (incorporated herein by reference to Exhibit 4.2 to the company’s registration statement on Form F-4 (File No. 333-110281) filed with the SEC on November 26, 2003)

4.3	By-law No. 2 of Manulife Financial Corporation, effective May 19, 1999 (incorporated herein by reference to Exhibit 4.2 to the company’s registration statement on Form F-4 (File No. 333-110281) filed with the SEC on November 26, 2003)

5.1	Opinion of Torys LLP as to the legality of the common shares being registered

8.1	Opinion of Debevoise & Plimpton LLP with respect to certain tax matters

8.2	Opinion of Torys LLP with respect to certain tax matters (contained in Exhibit 5.1)

23.1	Consent of Torys LLP (contained in Exhibit 5.1)

23.2	Consent of Debevoise & Plimpton LLP (contained in Exhibit 8.1)

23.3	Consent of Ernst & Young LLP

24	Powers of Attorney (included in the signature page)